Exhibit 10.23
LEASE
BETWEEN
MTV RESEARCH, LLC
(“LANDLORD”)
AND
HANSEN MEDICAL, INC.
(“TENANT”)

TABLE OF CONTENTS (Continued)

ARTICLE 42 PRIOR AGREEMENT: AMENDMENTS	35
ARTICLE 43 SEPARABILITY	35
ARTICLE 44 RECORDING	36
ARTICLE 45 CONSENTS	36
ARTICLE 46 LIMITATION ON LIABILITY	36
ARTICLE 47 RIDERS	37
ARTICLE 48 EXHIBITS	37
ARTICLE 49 FINANCIAL INFORMATION	37
ARTICLE 50 OPTION TO RENEW	37
ARTICLE 51 HAZARDOUS MATERIALS	40
ARTICLE 52 COUNTERPARTS	42
ARTICLE 53 FORCE MAJEURE	42
ARTICLE 54 WAIVER OF RIGHT TO TRIAL BY JURY	35
ARTICLE 55 CONFIDENTIALITY	36

LIST OF EXHIBITS

EXHIBIT A	The Premises

EXHIBIT B	Work Letter

EXHIBIT C	Signage Criteria

EXHIBIT D	Rules and Regulations

EXHIBIT E	Parking Rules and Regulations

EXHIBIT F	Commencement Date Memorandum

EXHIBIT G	List of Hazardous Materials

EXHIBIT H	Landlord’s Work

EXHIBIT H-1	Landlord’s Work for Roof

EXHIBIT I	Disclosure Statement

EXHIBIT J	Satellite Agreement

EXHIBIT K	Work Stoppage Proposal

EXHIBIT L	Indemnity and Reimbursement Agreement
     The exhibits attached hereto are incorporated into and made a part of this Lease.

LEASE
     THIS LEASE is made as of July 18, 2007, by and between MTV RESEARCH, LLC, a Delaware limited liability company (“Landlord”), and HANSEN MEDICAL, INC., a Delaware corporation (“Tenant”).
     Landlord hereby leases to Tenant and Tenant hereby leases from Landlord 800 East Middlefield Road, Mountain View, California (the “Premises”) outlined on the floor plan attached hereto and marked EXHIBIT A, the Premises being agreed, for the purposes of this Lease, to have an area of approximately 63,131 rentable square feet. The Premises are located within the building (the “Building”) consisting of approximately 63,131 rentable square feet shown on EXHIBIT A. The rentable area of the Premises and the Building referred to above shall be deemed the actual rentable area in the Premises and Building.
     Landlord and Tenant agree that said letting and hiring is upon and subject to the terms, covenants and conditions herein set forth. Tenant covenants, as a material part of the consideration for this Lease, to keep and perform each and all of said terms, covenants and conditions for which Tenant is liable and that this Lease is made upon the condition of such performance.
     Prior to the Commencement Date, Landlord shall cause the Premises to be improved by Landlord’s Work described in EXHIBIT H (other than the Items set forth on EXHIBIT K which shall serve to amend EXHIBIT H) and Landlord’s Roof Work described in EXHIBIT H-1 attached hereto and as set forth in that certain Indemnity and Reimbursement Agreement dated June 29, 2007 (“Reimbursement Agreement”), by and between Landlord and Tenant and attached hereto as EXHIBIT L. EXHIBIT B attached hereto sets forth Tenant’s obligations concerning the Tenant Improvements to be performed by it to the Premises.
     Except as expressly provided to the contrary in this Lease or as required under Applicable Law (as hereinafter defined), Landlord shall not be required to make any expenditure, incur any obligation, or incur any liability of any kind whatsoever in connection with the Lease or the ownership, construction, maintenance, operation or repair of the Premises or the Building.
ARTICLE 1
TERM
     1.1 Commencement Date and Delivery Date. The term of this Lease shall be for EIGHTY-FOUR (84) MONTHS unless sooner terminated as hereinafter provided. The Term shall commence on the earlier of: (i) the date on which Tenant completes Tenant’s Work as described on EXHIBIT B attached, (ii) the date that Tenant opens for business in the Premises or (iii) December 1,2007; provided, however, that if the Delivery Date does not occur by August 1, 2007, for any reason other than as a result of events of Force Majeure (as hereinafter defined) or Delays Caused by Tenant (as hereinafter defined), then such December 1, 2007 date shall be extended on a day for day basis between August 1, 2007 and the actual Delivery Date. The “Delivery Date” shall be the date that Landlord delivers the Premises to Tenant with the

Landlord’s Work Substantially Complete. The Landlord’s Work shall be deemed to be “Substantially Complete” on the earliest of the date on which: (l) Landlord files or causes to be filed with the City of Mountain View (the “City”), if required, and delivers to Tenant an architect’s notice of substantial completion, or similar written notice that the Landlord’s Work is substantially complete, or (2) a certificate of occupancy (or a reasonably substantial equivalent such as a signoff from a building inspector or a temporary certificate of occupancy) is issued for the Landlord’s Work. The term “Delays Caused By Tenant” shall mean any delay that the Landlord may encounter in the performance of Landlord’s obligations under this Lease because of any act or omission of any nature by Tenant or its agents or invitees, including delays by Tenant in the submission of information requested by Landlord or giving authorizations or approvals requested by Landlord, delays due to the postponement of any Landlord’s Work at the request of Tenant, or delays due to the failure of the Landlord to approve, for reasonable reasons, any information provided by Tenant which is incomplete or unacceptable, or delays caused by the concurrent installation of Tenant’s fixtures, or delays caused in any other way, directly or indirectly, by Tenant, its agents or invitees, or delays due to the failure of Tenant to pay when due, the amounts required by Tenant pursuant to the Work Letter.
          1.1.1 The date that the Lease commences in accordance with this Article 1 shall be referred to herein as the “Commencement Date”.
          1.1.2 On and after the Commencement Date, the Lease shall continue in full force and effect for the period of time specified as the Term or until this Lease is terminated as otherwise provided herein. As soon as the Commencement Date is determined, Tenant shall execute a Commencement Date Memorandum in the form attached hereto as Exhibit F acknowledging, among other things, the (a) Commencement Date, (b) scheduled termination date of this Lease and (c) Tenant’s acceptance of the Premises. The Tenant’s failure to execute the Commencement Date Memorandum shall not affect Tenant’s liability hereunder.
          1.1.3 Reference in this Lease to a “Lease Year” shall mean each successive twelve month period commencing with the Commencement Date.
          1.1.4 Landlord and Tenant estimate that the Delivery Date shall be July 31, 2007, but such estimate is not and shall not be deemed to be a representation or warranty by Landlord that Premises shall be ready for Tenant’s occupancy on such date.
ARTICLE 2
POSSESSION
     2.1 Lease in Full Force and Effect. Tenant agrees that, if Landlord is unable to deliver possession of the Premises to Tenant by August 1, 2007 (the “Scheduled Delivery Date”), this Lease shall not be void or voidable, nor shall Landlord be liable to Tenant for any loss or damage resulting therefrom, but in such event the Delivery Date shall not be deemed to have occurred until Landlord tenders possession of the Premises to Tenant with the Landlord’s Work Substantially Complete. If Landlord completes construction of the Landlord’s Work prior to the Scheduled Delivery Date, Landlord shall deliver possession of the Premises to Tenant and such date shall be the Delivery Date. If the Delivery Date does not commence by sixty (60) days after the anticipated Scheduled Delivery Date (the “Cut-Off Date”), Tenant may, as its sole and exclusive remedy in connection therewith, terminate this Lease by providing Landlord written notice thereof on or three (3) business days after the Cut-Off Date, in which event neither Landlord nor Tenant shall have any liability hereunder; provided however, that any delay caused by Force Majeure or Delays Caused by Tenant, shall result in a day-for-day extension of the Cut-Off Date. Additionally and without in any way limiting the foregoing, for each day after July 15, 2007 that this Lease is not fully executed and delivered by Landlord and Tenant, the Cut-Off Date shall be extended on a day-for-day basis.
     2.2. Acceptance by Tenant. Tenant has determined that the Premises are acceptable for Tenant’s use and Tenant acknowledges that neither Landlord nor any broker or agent has made any representations or warranties in connection with the physical condition of the Premises or their fitness for Tenant’s use upon which Tenant has relied directly or indirectly for any purpose. Tenant’s possession of the Premises during the period of time, if any, prior to the Commencement Date, shall be subject to all the provisions of this Lease and shall not advance the expiration date, except that Tenant shall not be obligated for the payment of Rent until the Commencement Date.
ARTICLE 3
RENT
     3.1 Rent. Tenant shall pay to Landlord, in lawful money of the United States of America, at the address of Landlord designated on the signature page of this Lease or to such other person or at such other place as Landlord may from time to time designate in writing, the monthly base rent for the Premises (the “Base Rent”) in advance, without notice, demand, offset or deduction, on the first day of each calendar month. Tenant shall pay the first month’s Base Rent and the estimated amount of Additional Rent for the first month on the date Tenant executes this Lease, and shall continue to pay the Base Rent on the first day of each month thereafter (subject to adjustment as hereinafter provided) as follows:

Months of Term	Base Rent/Per Month
1-12	$135,731.65

13-24	$139,803.60

25 -36	$143,997.71

37 -48	$148,317.64

49-60	$152,767.17

61-72	$157,350.18

73-84	$162,070.69

If the Term commences or ends on a date other than the first or last day of a month, Base Rent shall be prorated on the basis of a thirty (30) day month. Tenant shall pay Landlord the Rent (as hereinafter defined) due under this Lease without any deduction or offset whatsoever by Tenant, foreseeable or unforeseeable.
     3.2 Additional Rent. In addition to the Base Rent, Tenant agrees to pay as additional rental (the “Additional Rent” and together with the Base Rent, the “Rent”) the amount of rental adjustments and all other charges required by this Lease. All sums other than the Base Rent that Tenant is obligated to pay under this Lease will be Additional Rent, whether or not such sums are designated as Additional Rent.
     3.3 Late Charge and Interest. Tenant acknowledges and agrees that the late payment of any Rent will cause Landlord to incur additional costs, including administration and collection costs, processing and accounting expenses, and increased debt service (the “Delinquency Costs”). If Landlord has not received any installment of Rent when due, Tenant shall pay a late charge (the “Late Charge”) equal to seven percent (7%) of the delinquent amount. Notwithstanding the above, so long as no Event of Default is continuing, a Late Charge will not be assessed against Tenant until after Landlord gives written notice to Tenant of a late payment once in any given twelve (12) month period and Tenant has not cured that late payment within three (3) days after the written notice. Tenant agrees that the Late Charge represents a reasonable estimate of the Delinquency Costs that will be incurred by Landlord. In addition, Tenant shall pay interest on all delinquent amounts from the date the amount was due until the date the amount is paid in full at a rate per annum (the “Applicable Interest Rate”) equal to the lesser of (a) the maximum interest rate permitted by law or (b) four percent (4%) above the reference rate (the “Reference Rate”) publicly announced by Bank of America, NA. (or if Bank of America, NA. ceases to exist, the largest bank then headquartered in the State of California) (the “Bank”). If the Bank discontinues use of the Reference Rate, then the term “Reference Rate” will mean the announced rate charged by the Bank, from time to time instead of the Reference Rate. Landlord and Tenant agree that it is difficult to ascertain the damage that Landlord will suffer as a result of the late payment of any Rent and that the Late Charge and interest are the best estimates of the damage that Landlord will suffer in the event of late payment. If a Late Charge becomes payable for any two (2) installments of Rent within any twelve (12) month period, then all Rent will automatically become due and payable quarterly in advance.
ARTICLE 4
RENTAL ADJUSTMENT
     4.1 Rental Adjustment
     (a) For the purpose of this Lease, the following terms are defined as follows:
          (i) Tenant’s Share: for the Building shall be equal to one hundred percent (100%).

     (ii) Direct Expenses. The term “Direct Expenses” shall include “Taxes” (as hereinafter defined) and “Operating Expenses” (as hereinafter defined).
          (A) “Taxes” means the sum of any and all real and personal property taxes and assessments, possessory-interest taxes, business or license taxes or fees, service payments in lieu of such taxes or fees, annual or periodic license or use fees, excises, transit and traffic charges, housing fund assessments, open space charges, childcare fees, school, sewer and parking fees or any other assessments, levies, fees, exactions or charges, general and special, ordinary and extraordinary, unforeseen as well as foreseen (including fees “in-lieu” of any such tax or assessment) which are assessed, levied, charged, conferred or imposed by any public authority upon the Building (or any real property comprising any portion thereof) or its operations, together with all taxes, assessments or other fees imposed by any public authority upon or measured by any Rent or other charges payable hereunder, including any gross receipts tax or excise tax levied by any governmental authority with respect to receipt of rental income, or upon, with respect to or by reason of the development, possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises or any portion thereof, or documentary transfer taxes upon this transaction or any document to which Tenant is a party creating or transferring an interest in the Premises, together with any tax imposed in substitution, partially or totally, of any tax previously included within the aforesaid definition or any additional tax the nature of which was previously included within the aforesaid definition, together with any and all costs and expenses (including, without limitation, attorneys, administrative and expert witness fees and costs) of challenging any of the foregoing or seeking, the reduction in or abatement, redemption or return of any of the foregoing, but only to the extent of any such reduction, abatement, redemption or return. Notwithstanding the foregoing, “Taxes” shall not include franchise, transfer, inheritance or capital stock taxes or income taxes measured by the net income of Landlord unless, due to a change in the method of taxation, any of such taxes is levied or assessed against Landlord as a substitute for, or as an addition to, in whole or in part, any other tax that would otherwise constitute a Tax. Nothing contained in the foregoing sentence shall be deemed to provide Tenant with so-called “prop. 13” protection. Subject to the foregoing two sentences, all references to Taxes during a particular year shall be deemed to refer to taxes accrued during such year, including supplemental tax bills regardless of when they are actually assessed and without regard to when such taxes are payable. The obligation of Tenant to pay for supplemental taxes shall survive the expiration or earlier termination of this Lease. In no event shall Tenant or any Tenant Party (as hereinafter defined) be entitled to file any property tax assessment appeal. Tenant’s obligations for Taxes for the last full and/or partial year(s) of the Term shall survive the expiration or early termination of the Lease.
          (B) Except as otherwise provided in Section 4.1(a)(ii)(C) below, “Operating Expenses” means the total costs and expenses incurred by Landlord in the operation, maintenance, repair and management of the Common Area and the Building, including, but not limited to, (a) the exterior and structural parts of the Building, (b) the costs and premiums relating to the insurance maintained by Landlord with respect to the Building, including, without limitation, Landlord’s cost of any self insurance deductible or retention, (c) parking areas (including sweeping, striping and slurry coating), (d) service and maintenance contracts for landscaping services; (e) all wage and labor costs, including fringe benefits, applicable to persons engaged in the operation, maintenance and repair of the Building as Landlord’s agents or as independent contractors; (f) capital improvements made to or capital assets acquired for the Building after the Commencement Date that (1) are intended to reduce Operating Expenses or (2) are reasonably necessary for the health and safety of the occupants of the Building as determined by Landlord in its commercially reasonable discretion or (3) are required to comply with any and all applicable laws, statutes, codes, ordinances, orders, rules, regulations, conditions of approval and requirements of all federal, state, county, municipal and governmental authorities and all administrative or judicial orders or decrees and all permits, licenses, approvals and other entitlements issued by governmental entities, and rules of common law, relating to or affecting the Building, the Premises or the Building or the use or operation thereof, whether now existing or hereafter enacted, including, without limitation, the Americans with Disabilities Act of 1990, 42 USC 12111 et seq. (the “ADA”) as the same may be amended from time to time, all Environmental Laws (as hereinafter defined), and any CC&Rs, or any corporation, committee or association formed in connection therewith, or any supplement thereto recorded in any official or public records with respect to the Building or any portion thereof (collectively, “Applicable Laws”), which capital costs, or an allocable portion thereof, shall be amortized over the useful life of such improvement using generally accepted accounting principles, consistently applied, as reasonably determined by Landlord, together with interest on the unamortized balance at the Applicable Interest Rate (as hereinafter defined); and (g) any other costs incurred by Landlord related to the Building as a whole. Operating Expenses shall also include a management fee for services rendered by Landlord or a third party manager engaged by Landlord, not to exceed the monthly rate of four percent (4%) of the Base Rent. Operating Expenses shall not include costs set forth in Sections 13.1, which costs shall be borne exclusively by the Tenant.
          (C) Notwithstanding the foregoing, Operating Expenses shall specifically exclude the following: (a) costs incurred in connection with the original construction of the Building; (b) depreciation, interest and principal payments on mortgages and other debt costs, if any, and rental payments under any ground lease; (c) costs of correcting major and/or latent defects or significant design errors relating to the initial design or construction of the Building; (d) legal fees, space planners’ fees and advertising expenses incurred in connection with the original development or original leasing of the Building or with any future leasing of the Building; (e) costs for which Landlord is reimbursed by Tenant or by insurance by its carrier or any tenant’s carrier or by anyone else; (f) any bad debt loss, rent loss or reserves for bad debts or rent loss; (g) costs associated with the operation of the business entity which constitutes Landlord, as the same are distinguished from the costs of operation of the Building, including trust accounting and legal matters, (h) costs of defending any lawsuits with any mortgagee (except as the actions of the Tenant may be in issue), (i) costs of settling, syndicating, financing, mortgaging or hypothecating any of Landlord’s interest in the Building; provided, however, that nothing set forth in the foregoing shall be deemed to provide Tenant with so-called “prop. 13 protection”); (j)costs (including attorneys’ fees and costs of settlement judgments and payments in lieu thereof) arising from claims, disputes or potential disputes in connection with potential or actual claims, litigation or arbitrations pertaining to Landlord and/or the Building and/or the site upon which the Building is situated, other than with respect to tax appeals; (k) the wages and benefits of any employee who does not devote a portion of his or her employed time to the

Building unless such wages and benefits are prorated to reflect time spent on operating and managing the Building vis-a-vis time spent on matters unrelated to operating and managing the Building; (1) fines, penalties and interest imposed on Landlord in connection with any late payments by Landlord for taxes, assessments or mortgages on the Building, other than as a result of Tenant’s failure to pay Tenant’s Percentage of Operating Expenses; (m) overhead and profit increments paid to Landlord or to subsidiaries or affiliates of Landlord for services in the Building to the extent the same exceed the costs of such services rendered by qualified, first class, unaffiliated third parties on a competitive basis; (n) electric power costs for which any tenant directly contracts with the local public utility company; (o) costs arising from Landlord’s political or charitable contributions; (p) Landlord’s general overhead and general and administrative expenses (it being understood that the foregoing is not intended to prohibit the collection of the management fee); (q) costs (including attorney’s fees) incurred by Landlord due to the violation by Landlord or any tenant (other than Tenant) of the terms and conditions of any lease of space in the Building other than this Lease; (r) material costs of tenant signs (other than for Tenant); (s) costs incurred in connection with curing any non-compliance with any disability, life, fire and safety codes, ordinances, statutes, or other laws in effect prior to the Delivery Date, including, without limitation, the American with Disabilities Act, including penalties or damages incurred due to such non-compliance; and (t) any entertainment, dining or travel expenses of Landlord for any purpose.
          (D) Tenant hereby consents to the formation of any other districts formed for maintenance, utilities, landscaping, lighting, special service zones, fire district, water district, road extensions, traffic mitigation, sports facilities or other improvements in the Building and to the re-financing of any assessment districts, provided that payment of any of the foregoing shall be Tenant’s responsibility. Tenant hereby waives any right of notice and protest in connection with the formation and continued existence of the assessment districts. Tenant shall execute all documents, including, but not limited to, petitions and formal waivers of notice and protest of formation, evidencing such consent and waiver upon request of Landlord or the City.
     (b) Payment of Direct Expenses.
          (i) Tenant shall pay Tenant’s Share of Direct Expenses as Additional Rent. Tenant shall pay such share of the actual Direct Expenses incurred or paid by Landlord but not theretofore billed to Tenant within thirty (30) days after receipt of a written bill therefor from Landlord, accompanied by reasonable evidence of the expenses incurred by Landlord, on such periodic basis as Landlord may designate, but in no event more frequently than once a month. Alternatively, Landlord may require from time to time that Tenant pay Tenant’s Share of Landlord’s estimate of Direct Expenses (the “Landlord’s Estimate”). This estimated amount shall be divided into twelve equal monthly installments. Tenant shall pay to Landlord without offset or deduction, concurrently with the regular monthly Base Rent payment next due following the receipt of such statement, an amount equal to one monthly installment multiplied by the number of months from January in the calendar year in which said statement is submitted to the month of such payment, both months inclusive (but Tenant shall be credited for prior amounts paid by Tenant based on the estimated bills, if any). Subsequent installments shall be payable concurrently with the regular monthly Base Rent payments for the balance of that calendar year and shall continue until the next calendar year’s statement is rendered.
          (ii) As soon as possible after the end of each calendar year, Landlord shall provide Tenant with a statement showing the amount of Tenant’s Share of Direct Expenses and the amount of Landlord’s Estimate actually paid by Tenant. Thereafter, Landlord shall reconcile the above amounts and shall either bill Tenant for the balance due (payable within thirty (30) days after demand by Landlord) or credit any overpayment by Tenant towards the next monthly installment of Landlord’s Estimate falling due, as the case may be.
     (c) Obligation to Pay. Tenant’s obligation to pay Tenant’s Share of Direct Expenses shall survive the expiration or termination of this Lease. Tenant’s Share of Direct Expenses shall be paid by Tenant when due even though the Term has expired and/or Tenant has vacated the Premises, when the final determination is made of Tenant’s Share of Direct Expenses for the year in which this Lease terminates, Tenant shall immediately pay any increase due over the estimated expenses paid and, conversely, any overpayment made in the event said expenses decrease shall be rebated by Landlord to Tenant.
     (d) Net, Net, Net Lease. Except as otherwise provided in Section 4.1 (a)(ii)(C) below, Landlord and Tenant understand and agree that this Lease is what is commonly known as a “net, net, net lease.” Tenant recognizes and acknowledges, without limiting the generality of any other terms or provisions of this Lease, except as otherwise provided in Section 4.l(a)(ii)(C) below, that it is the intent of the parties hereto that any and all Base Rent in this Lease provided to be paid by Tenant to Landlord shall be net to Landlord, and any and all expenses incurred in connection with the Premises and Building, including the inspection thereof, or in connection with the operations thereon, including any and all taxes, assessments, general or special license fees, insurance premiums, public utility bills and costs of repair, maintenance and operation of the Premises and Building and all buildings, structures, permanent fixtures and other improvements comprised therein, together with the appurtenances thereto, and management fees, in addition to the Base Rent herein provided for, shall be paid by Tenant.
     (e) Audit Right.
          (i) Provided that no Event of Default has occurred, Tenant shall have the right (“Audit Right”) once every calendar year during the Term of the Lease to audit Landlord’s records and books used by Landlord in determining the amount of Direct Expenses Tenant is obligated to pay to Landlord for the sole purpose of verifying the accuracy of same (the “Audit”). Any Audit shall cover only one (l) calendar year during the Term of the Lease. Tenant shall provide Landlord at least thirty (30) days prior written notice requesting the Audit, provided, however, that Tenant’s right, if any, to exercise its Audit Right for any subject year shall expire sixty (60) days after the delivery to Tenant of the Operating Expense Statement for the calendar year which Tenant desires to audit and, unless such right is exercised prior to such time, Tenant shall have waived its right to request such an Audit. Landlord shall make said books and records relevant to such Audit available to Tenant during Landlord’s customary business hours at the office of the property manager of the Project or at such other location designated by Landlord in writing.

     (ii) If the Audit discloses that the amount of Direct Expenses paid by Tenant to Landlord exceeds the actual amount of Direct Expenses owed by Tenant to Landlord by more than five percent (5%) (“Overcharge”), then Landlord shall pay all reasonable and necessary third party out-of-pocket costs for the Audit. If the Audit discloses that the amount of Direct Expenses paid by Tenant to Landlord does not exceed the actual amount of Direct Expenses owned by Tenant to Landlord by more than five percent (5%) (“Undercharge”), then Tenant shall pay all costs associated with the Audit, including, without limitation, all of Landlord’s costs and expenses, including reasonable attorney and accountant fees.
     (iii) The Audit shall only be conducted by a reputable accounting firm (“Accounting Firm”). As a condition precedent to any such Audit, Tenant shall deliver to Landlord a copy of Tenant’s written agreement with such Accounting Firm, which agreement shall include provisions which state that: (A) Landlord is an intended third-party beneficiary of such agreement, (B) such Accounting Firm is not being engaged as a contingency or other incentive based auditor; (C) such Accounting Firm will not in any manner solicit or agree to represent any other tenant of the Project with respect to an audit or other review of Landlord’s accounting records at the Project, and (D) such Accounting Firm shall maintain in strict confidence any and all information obtained in connection with the Audit and shall not disclose such information to any person or entity other than to the management personnel of Tenant. The Accounting Firm, Landlord and Tenant shall enter into a confidentiality agreement in form and substance acceptable to Landlord whereby the Accounting Firm and Tenant shall covenant, among other things, that the Accounting Firm and the Tenant shall keep the books and records of Landlord in strict confidence.
     (iv) In the event that the amount of Direct Expenses paid by Tenant to Landlord exceed the actual amount of Direct Expenses owed by Tenant to Landlord as disclosed by the Audit, such difference shall be applied to the next succeeding payment of Direct Expenses due by Tenant to Landlord. In the event that the amount of Direct Expenses paid by Tenant to Landlord is less than the actual amount of Direct Expenses owed by Tenant to Landlord as disclosed by the Audit, Tenant shall pay such difference to Landlord within ten (10) days of such determination.
ARTICLE 5
SECURITY DEPOSIT
     Upon execution of this Lease, Tenant shall deposit with Landlord the sum of One Hundred Sixty Two Thousand Seven and 69/100 Dollars ($162,070.69) (the “Security Deposit”). The Security Deposit shall be held by Landlord as security for the full and faithful performance by Tenant of all of Tenant’s obligations hereunder. If Tenant defaults with respect to any provision of this Lease, including but not limited to the provisions relating to the payment of Rent, Landlord may, but shall not be required to, use, apply or retain all or any part of this Security Deposit for the payment of any Rent or any other sum in default, or for the payment of any other amount which Landlord may spend or become obligated to spend by reason of Tenant’s default or to compensate Landlord for any other loss or damage which Landlord may suffer by reason of Tenant’s default. If any portion of the Security Deposit is so used or applied, Tenant shall, upon demand, deposit cash with Landlord in an amount sufficient to restore the Security

Deposit to its original amount. Tenant’s failure to do so shall be a material breach of this Lease. Landlord shall not be required to keep the Security Deposit separate from its general funds, and Tenant shall not be entitled to interest on the Security Deposit. If Tenant shall fully and faithfully perform all of its obligations under this Lease, and if Tenant is not in default under this Lease, the Security Deposit or any balance thereof shall be returned to Tenant (or, at Landlord’s option, to the last assignee of Tenant’s interests hereunder) after the expiration of the Term and after Landlord after such time as any amount due from Tenant in accordance with Article 4 hereof has been determined and paid in full. Tenant hereby waives the benefit of California Civil Code Section 1950.7 with regards to such Security Deposit, it being agreed and understood that Landlord shall have the right, upon an Event of Default, to apply the Security Deposit to satisfy the payment of future rent obligations.
ARTICLE 6
USE
     Tenant shall use the Premises for general office use, research and development use (including, to the extent the same comply with all Applicable Laws, customer training, manufacturing, light machine shop, shipping and receiving, inventory control center, animal labs and distribution) and all ancillary uses related thereto, consistent with the character of a first class office/research and development building and shall not use or permit the Premises to be used for any other purpose without Landlord’s prior written consent. Tenant shall not use or occupy the Premises in violation of law or of the certificate of occupancy issued for the Building, and shall, upon written notice from Landlord, discontinue any use of the Premises which is declared by any governmental authority having jurisdiction to be a violation of law or of said certificate of occupancy. Tenant shall comply with any direction of any governmental authority having jurisdiction which shall, by reason of the nature of Tenant’s use or occupancy of the Premises, impose any duty upon Tenant or Landlord with respect to the Premises or with respect to the use or occupation thereof. Tenant shall not do or permit to be done anything which will invalidate or increase the cost of any fire, extended coverage or any other insurance policy covering the Building and/or property located therein and shall comply with all rules, orders, regulations and requirements of the Insurance Service Offices, formerly known as the Pacific Fire Rating Bureau or any other organization performing a similar function. Tenant shall promptly, upon demand, reimburse Landlord for any additional premium charged for such policy by reason of Tenant’s failure to comply with the provisions of this Article. Tenant shall use or allow the Premises to be used for any unlawful purpose, nor shall Tenant cause, maintain or permit any nuisance in, on or about the Premises. Tenant shall not commit or suffer to be committed any waste in or upon the Premises. Tenant acknowledges that Landlord may have recorded covenants, conditions and restrictions against the Premises (as amended, the “CC&Rs”). Tenant’s use of the Premises shall be subject to and Tenant shall comply with the CC&Rs, as the same may be amended from time to time, and all Applicable Laws. Tenant acknowledges that there have been and may be from time to time recorded easements and/or declarations granting or declaring easements for parking, utilities, fire or emergency access, and other matters. Tenant’s use of the Premises shall be subject to and Tenant shall comply with any and all such easements and declarations. Tenant’s use of the Premises shall be subject to such guidelines as may from time to time be prepared by Landlord in its sole discretion. Tenant acknowledges that governmental entities with jurisdiction over the Premises may, from time to time promulgate laws, rules, plans and regulations affecting the use of the Premises, including, but not limited to, traffic management plans and energy conservation plans. Tenant’s use of the Premises shall be subject to and Tenant shall comply with any and all such laws, rules, plans, and regulations. Tenant, at its sole cost,· shall comply with any and all federal, state or local environmental, health and/or safety-related laws, regulations, standards, decisions of courts, ordinances, rules, codes, orders, decrees, directives, guidelines, permits or permit conditions, currently existing and as amended, enacted, issued or adopted in the future which are or become applicable to Tenant, the Premises, the Building or the Common Area (“Environmental Laws”). If Tenant does store, use or dispose of any “Hazardous Materials” (as hereinafter defined), Tenant shall notify Landlord in writing at least ten (10) days prior to their first appearance on the Premises. As used herein, “Hazardous Materials” means any chemical, substance, material, controlled substance, object, condition, waste, living organism or combination thereof, whether solid, semi solid, liquid or gaseous, which is or may be hazardous to human health or safety or to the environment due to its radioactivity, ignitability, corrosivity, reactivity, explosivity, toxicity, carcinogenicity, mutagenicity, phytotoxicity, infectiousness or other harmful or potentially harmful properties or effects, including, without limitation, tobacco smoke, petroleum and petroleum products, asbestos, radon, polychlorinated biphenyls (PCBs), refrigerants (including those substances defined in the Environmental Protection Agency’s “Refrigerant Recycling Rule,” as amended from time to time) and all of those chemicals, substances, materials, controlled substances, objects, conditions, wastes, living organisms or combinations thereof which are now or become in the future listed, defined or regulated in any manner by any Environmental Law based upon, directly or indirectly, such properties or effects.
ARTICLE 7
NOTICES
     Any notice required or permitted to be given hereunder must be in writing and may be given by personal delivery or by mail, and if given by mail shall be deemed sufficiently given if sent by registered or certified mail addressed to Tenant at the Building, or to Landlord at its address set forth at the end of this Lease. Either party may specify a different address for notice purposes by written notice to the other except that the Landlord may in any event use the Premises as Tenant’s address for notice purposes.
ARTICLE 8
BROKERS
     Landlord and Tenant each warrants that it has had no dealings with any real estate broker or agent in connection with the negotiation of this Lease, except Colliers International, on behalf of Landlord and Wayne Mascia Associates, on behalf of Tenant, whose commissions shall be payable by Landlord pursuant to a separate written agreement(s). Landlord and Tenant each warrants that it knows of no other real estate broker or agent who is or might be entitled to a commission in connection with the Lease. If Landlord or Tenant has dealt with any other person or real estate broker with respect to leasing or renting space in the Building, the party who has dealt with such other person or real estate broker shall be solely responsible for the payment of any fee due said person or firm and the party who has dealt with such other person or real estate broker shall hold the other party free and harmless against any liability in respect thereto, including attorneys’ fees and costs.
ARTICLE 9
HOLDING OVER; SURRENDER
     9.1 Holding Over. If Tenant holds over the Premises or any part thereof after expiration of the Term, such holding over shall, at Landlord’s option, constitute a month-to-month tenancy, at a rent equal to one hundred fifty percent (150%) of the Base Rent in effect immediately prior to such holding over and shall otherwise be on all the other terms and conditions of this Lease. The provisions of this Section 9.1 shall not be construed as Landlord’s permission for Tenant to hold over. Acceptance of Rent by Landlord following expiration or termination shall not constitute a renewal of this Lease or extension of the Term except as specifically set forth above. If Tenant fails to surrender the Premises upon expiration or earlier termination of this Lease, Tenant shall indemnify and hold Landlord harmless from and against all loss or liability resulting from or arising out of Tenant’s failure to surrender the Premises, including, but not limited to, any amounts required to be paid to any tenant or prospective tenant who was to have occupied the Premises after the expiration or earlier termination of this Lease and any related attorneys’ fees and brokerage commissions.
     9.2 Surrender. Upon the termination of this Lease or Tenant’s right to possession of the Premises, Tenant will surrender the Premises broom clean, together with all keys, in good condition and repair, reasonable wear and tear excepted. Tenant shall patch and fill all holes within the Premises. Tenant shall also remove all alterations or improvements made by it, or made by Landlord at Tenant’s request or direction, to the Premises (which removal shall include restoration if and to the extent necessary to return the Premises to its condition at the Commencement Date, reasonable wear and tear excluded), subsequent to the completion of the initial Tenant Improvements, excluding the Tenant Improvements, unless requested not to do so by Landlord. In no event may Tenant remove from the Premises any mechanical or electrical systems or any wiring or any other aspect of any systems within the Premises. Conditions existing because of Tenant’s failure to perform maintenance, repairs or replacements shall not be deemed “reasonable wear and tear.”
ARTICLE 10
TAXES ON TENANT’S PROPERTY
     (a) Tenant shall be liable for and shall pay, at least ten (10) days before delinquency, all taxes levied against any personal property or trade fixtures placed by Tenant in or about the Premises. If any such taxes on Tenant’s personal property or trade fixtures are levied against Landlord or Landlord’s property or if the assessed value of the Premises is increased by the inclusion therein of a value placed upon such personal property or trade fixtures of Tenant and if Landlord, after written notice to Tenant, pays the taxes based upon such increased assessment, which Landlord shall have the right to do regardless of the validity thereof, but only under proper protest if requested by Tenant, Tenant shall, upon demand, repay to Landlord the taxes so levied against Landlord, or the portion of such taxes resulting from such increase in the assessment.

     (b) If the Tenant Improvements in the Premises, whether installed, and/or paid for by Landlord or Tenant and whether or not affixed to the real property so as to become a part thereof, are assessed for real property tax purposes at a valuation higher than the valuation at which Tenant Improvements conforming to Landlord’s “Building Standard,” in other space in the Building are assessed, then the real property taxes and assessment levied against the Building by reason of such excess assessed valuation shall be deemed to be taxes levied against personal property of Tenant and shall be governed by the provisions of Section 10(a), above. If the records of the County Assessor are available and sufficiently detailed to serve as a basis for determining whether said Tenant Improvements are assessed at a higher valuation than Landlord’s Building Standard, such records shall be binding on both the Landlord and the Tenant. If the records of the County Assessor are not available or sufficiently detailed to serve as a basis for making said determination, the actual cost of construction shall be used.
ARTICLE 11
CONDITION OF PREMISES
     Landlord warrants that the roof shall be free of leaks until January 31, 2008. Subject to the foregoing, Tenant acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the Premises or the Building or with respect to the suitability of either for the conduct of Tenant’s business. Tenant shall have a period of fifteen (15) business days following the Delivery Date to conduct a walkthrough of the Premises with a representative of Landlord to establish a punch list of items (“Punch List Items”) to be completed by Landlord within thirty (30) days thereafter, provided, however, that if Landlord is unable, despite using its commercially reasonable efforts to complete such Punch List Items within such thirty (30) day, then Landlord shall be afforded such additional time as is reasonably necessary to allow Landlord to complete such Punch List Items, provided that Landlord is diligently prosecuting the same. The Punch List Items shall be limited to those components of Landlord’s Work set forth on EXHIBIT H which were not completed as of the Commencement Date. Subject to completion of the Punch List Items and the first sentence of this Article 11, the taking of possession of the Premises by Tenant shall conclusively establish that the Premises and the Building were in satisfactory condition at such time; provided, however that Landlord shall use commercially reasonable efforts to repair within a commercially reasonable time any latent defect for which Tenant provides Landlord with notice.
ARTICLE 12
ALTERATIONS
     (a) Tenant shall make no alterations, additions or improvements in or to the Premises without Landlord’s prior written consent, and then only by contractors or mechanics approved by Landlord. Tenant agrees that there shall be no construction or partitions or other obstructions which might interfere with Landlord’s free access to mechanical installations or service facilities of the Building or interfere with the moving of Landlord’s equipment to or from the enclosures containing said installations or facilities. All such work shall be done at such times and in such manner as Landlord may from time to time designate. Tenant covenants and agrees that all work done by Tenant shall be performed in full compliance with all laws, rules, orders, ordinances, regulations and requirements of all governmental agencies, offices, and boards having jurisdiction, and in full compliance with the rules, regulations and requirements of the Insurance Service Offices formerly known as the Pacific Fire Rating Bureau, and of any similar body. Before commencing any work, Tenant shall give Landlord at least ten days written notice of the proposed commencement of such work and shall, if required by Landlord, secure at Tenant’s own cost and expense, a completion and lien indemnity bond, satisfactory to Landlord, for said work. Tenant further covenants and agrees that any mechanic’s lien filed against the Premises or against the Building for work claimed to have been done for, or materials claimed to have been furnished to, Tenant will be discharged by Tenant, by bond or otherwise, within ten days after the filing thereof, at the cost and expense of Tenant. All alterations, additions or improvements upon the Premises made by either party, including (without limiting the generality of the foregoing) all wallcovering, built-in cabinet work, paneling and the like, shall, unless Landlord elects otherwise, become the property of Landlord, and shall remain upon, and be surrendered with the Premises, as a part thereof, at the end of the term hereof, except that Landlord may, by written notice to Tenant given at the time Tenant requests Landlord’s consent to the making of such alteration (provided that Tenant’s request for consent specifically requires Landlord to make an election at the time of giving its consent), require Tenant to remove all partitions, counters, railings and the like installed by Tenant, and Tenant shall repair all damage resulting from such removal or, at Landlord’s option, shall pay to Landlord all costs arising from such removal. Unless Landlord elects to contract for such service (in which event the cost shall be included in Operating Expenses), Tenant shall, at Tenant’s sole expense, enter into a maintenance agreement for the service and maintenance of any HVAC units servicing the Premises with a reputable maintenance service company approved by Landlord. Tenant shall furnish Landlord with copies of all such service contracts, which shall provide that they may not be canceled or changed without at least 30 days’ prior written notice to Landlord. Without limiting the generality of Section 23.2 hereof, if Tenant, at any time during the term of this Lease or any extensions or renewals thereof, fails to enter into, maintain or provide Landlord with copies of such maintenance agreement, or to have such work performed, Landlord shall have the right (but not the obligation), in its sole and absolute discretion, to obtain such maintenance agreement and/or have such work performed, and at Landlord’s option, in its sole and absolute discretion, Tenant shall either reimburse Landlord for the cost of such maintenance agreement or pay the cost of such service directly to the vender, and in either case, Tenant shall pay an administrative fee of ten percent (10%) of the cost of such agreement to Landlord for each instance where Landlord obtains such maintenance agreement on behalf of Tenant, as Additional Rent. Tenant shall, at Tenant’s sole expense, enter into a service contract for the washing of all windows (both interior and exterior surfaces) in the Premise with a contractor approved by Landlord, which contract provides for the periodic washing of all such windows at least once every six (6) months during the Lease Term. Tenant shall furnish Landlord with copies of all such service contracts, which shall provide that they may not be canceled or changed without at least 30 days’ prior written notice to Landlord. Without limiting the generality of Section 23.2 hereof, if Tenant, at any time during the term of this Lease or any extensions or renewals thereof, fails to enter into, maintain or provide Landlord with copies of such service contract, or to have such work performed, Landlord shall have the right (but not the obligation), in its sole and absolute discretion, to obtain such service contract and/or have such work performed, and at Landlord’s option, in its sole and absolute discretion, Tenant shall either reimburse Landlord for the cost of such service contract or pay the cost of such service directly to the vender, and in either case,

Tenant shall pay an administrative fee of ten percent (10%) of the cost of such service contract to Landlord for each instance where Landlord obtains such service contract on behalf of Tenant, as Additional Rent.
     (b) All articles of personal property and all business and trade fixtures, machinery and equipment, furniture and movable partitions owned by Tenant or installed by Tenant at its expense in the Premises shall be and remain the property of Tenant and may be removed by Tenant at any time during the lease term. If Tenant shall fail to remove all of its effects from the Premises upon termination of this Lease for any cause whatsoever, Landlord may, at its option, remove the same in any reasonable manner that Landlord shall choose, and store said effects without liability to Tenant for loss thereof. In such event, Tenant agrees to pay Landlord upon demand any and all reasonable expenses incurred in such removal, including court costs and attorneys’ fees and storage charges on such effects for any length of time that the same shall be in Landlord’s possession. Landlord may, at its option, without notice, sell said effects, or any of the same, at private sale and without legal process, for such price as Landlord may obtain and apply the proceeds of such sale upon any amounts due under this Lease from Tenant to Landlord and upon the expense incident to the removal and sale of said effects.
ARTICLE 13
REPAIRS
     13.1 Tenant. By entry hereunder and subject to Article 11 above, Tenant accepts the Premises as being in good and sanitary order, condition and repair. Tenant, at Tenant’s sole cost and expense, shall keep, maintain and preserve the Premises in first class condition and repair, including contracting for any and all necessary janitorial services, and shall, when and if needed, at Tenant’s sole cost and expense, make all repairs to the Premises and every part thereof, including, without limitation, (i) all plumbing and sewage facilities (including all sinks, toilets, faucets and drains), and all ducts, pipes, vents or other parts of the BVAC or plumbing system, (ii) Tenant’s trade fixtures, installations, equipment and other personal property items within the Premises, (iii) heating, ventilating and air conditioning systems servicing the Premises, (iv) interior walls, floors, ceilings, interior doors, exterior and interior windows, fixtures and the roof, (v) all electrical facilities and all equipment (including all lighting fixtures, lamps, bulbs, tubes, fans, vents, exhaust equipment and systems), (vi) any automatic fire extinguisher equipment in the Premises, and (vii) utility facilities serving the Premises (including electrical wiring and conduits, gas lines, water pipes and plumbing and sewage fixtures and pipes). Tenant shall be responsible for, at its sole cost: (i) cleaning, maintenance, repair, utility costs and landscaping of the entrances, lobbies and other public areas of the Building, walkways, landscaped areas, driveways necessary for access to the Premises, driveways, outdoor lighting and walkways, (ii) maintenance, repair, monitoring and operation of the fire/life safety system and (iii) trash collection for the Building. Tenant shall replace any damaged or broken glass in the Premises (including all interior and exterior doors and windows) with glass of the same kind, size and quality. All such repairs, maintenance and replacements by Tenant shall be performed in a good and workmanlike manner. Tenant shall, upon the expiration or sooner termination of the Term hereof, surrender the Premises to Landlord in the same condition as when received, usual and ordinary wear and tear excepted. Except for Landlord’s Work and subject to Section 13.2 below, Landlord shall have no obligation to alter, remodel, improve, repair, decorate or paint the

Premises or any part thereof. Tenant acknowledges, agrees and affirms that Landlord has made no representations to Tenant respecting the condition of the Premises or the Building. Without limiting the foregoing, Tenant shall, at Tenant’s sole expense, be responsible for repairing any area damaged by Tenant, Tenant’s agents, employees, invitees and visitors. Except as otherwise provided in this Section 13.1 and in Section 13.2 below, all repairs and replacements by Tenant shall be made and performed: (a) at Tenant’s cost and expense and at such time and in such manner as Landlord may reasonably designate, (b) by contractors or mechanics approved by Landlord, which approval shall not be unreasonably withheld, (c) so that same shall be at least equal in quality, value and utility to the original work or installation, (d) in a manner and using equipment and materials that will not interfere with or impair the operations, use or occupation of the Building or any of the mechanical, electrical, plumbing or other systems in the Building, and (e) in accordance with the Rules and Regulations attached hereto as EXHIBIT D and all Applicable Laws. In the event Tenant fails, in the reasonable judgment of Landlord, to maintain the Premises in accordance with the obligations under the Lease, Landlord shall have the right, but not the obligation, to enter the Premises and perform such maintenance, repairs or refurbishing at Tenant’s sole cost and expense (including a sum for overhead to Landlord equal to ten percent (10%) of the cost of the maintenance, repairs or refurbishing). Tenant shall maintain written records of maintenance and repairs, as required by any Applicable Law, and shall use certified technicians to perform such maintenance and repairs, as so required. Tenant shall promptly deliver to Landlord full and complete copies of all service or maintenance contracts entered into by Tenant for the Premises.
     13.2 Landlord. Anything contained in Section 13.1 above to the contrary notwithstanding, as items of Operating Expenses, Landlord shall repair and maintain the exterior and structural parts of the Building including without limitation the foundations, structural loadbearing columns and walls of the Building, the roof, roof structure, roof membranes and exterior walls; the utility pipes, wiring and conduits to their point of connection to the Premises; the sidewalks; and the structural or capital aspects of the parking area so that all of the foregoing are kept in good order and repair. To the extent any of the foregoing are capital improvements or capital assets, the same shall be subject to the limitations set forth in Section 4.1 (a)(ii)(B)(f). Landlord shall have the right, upon at least thirty (30) days prior written notice to Tenant, to cause to be performed or provided, as the case may be, as an Operating Expense, any of Tenant’s obligations set forth in Section 13.1 above. Landlord shall not be liable for any failure to make any such repairs or to perform any maintenance unless such failure shall persist for an unreasonable time after written notice of the need of such repairs or maintenance is given to Landlord by Tenant. Landlord shall not be required to make any repair resulting from (i) any alteration or modification to the Building or to mechanical equipment within the Building performed by, or on behalf of, Tenant or to special equipment or systems installed by, or on behalf of, Tenant, (ii) the installation, use or operation of Tenant’s property, fixtures and equipment, (iii) the moving of Tenant’s property in or out of the Building or in and about the Premises, (iv) Tenant’s use or occupancy of the Premises in violation of Section 6 of this Lease or in a manner not contemplated by the parties at the time of the execution of this Lease, (v) the acts or omissions of Tenant or any employees, agents, customers, visitors, invitees, licensees, contractors, assignees or subtenants of Tenant (individually, a “Tenant Party” and collectively, “Tenant’s Parties”), (vi) fire and other casualty, except as provided by Section 21 of this Lease or

(vii) condemnation, except as provided in Section 22 of this Lease. Landlord shall have no obligation to make repairs under this Section 13.2 until a reasonable time after (a) Landlord first becomes aware of the need for such repairs, or (b) receipt of written notice from Tenant of the need for such repairs, whichever is earlier. Landlord shall use commercially reasonable efforts to minimize the interference to Tenant’s business occasioned by any such work. There shall be no abatement of Rent during the performance of such work. Except for the Landlord’s Work, Landlord shall have no obligation during the Term of this Lease to remodel, repair, improve, decorate or paint any part of the Premises or to clean, repair or replace carpeting or window coverings. Landlord shall not be liable to Tenant for injury or damage that may result from any defect in the construction or condition of the Premises, nor for any damage that may result from interruption of Tenant’s use of the Premises during any repairs by Landlord. Tenant waives any right to repair the Premises, the Building and/or the Common Area at the expense of Landlord under any Applicable Laws including without limitation Sections 1941 and 1942 of the California Civil Code.
ARTICLE 14
LIENS
     Tenant shall not permit any mechanic’s, materialmen’s or other liens to be filed against the Building, nor against Tenant’s leasehold interest in the Premises. Landlord shall have the right at all reasonable times to post and keep posted on the Premises any notices which it deems necessary for protection from such liens. If any such liens are filed, Landlord may, without waiving its rights and remedies based on such breach of Tenant and without releasing Tenant from any of its obligations, cause such liens to be released by any means it shall deem proper, including payments in satisfaction of the claim giving rise to such lien. Tenant shall pay to Landlord at once, upon notice by Landlord, any sum paid by Landlord to remove such liens, together with interest at the maximum rate per annum permitted by law from the date of such payment by Landlord.
ARTICLE 15
ENTRY BY LANDLORD AND RESERVED RIGHTS OF LANDLORD
     Landlord shall at any and all times have the right to enter the Premises upon twenty-four (24) hours notice to Tenant (which notice shall not be required in an emergency) for any lawful reason and/or to undertake the following, without limitation: to inspect the Premises; to supply any service to be provided by Landlord to Tenant hereunder; to show the Premises to prospective purchasers or tenants; to post notices of nonresponsibility, to alter, improve or repair the Premises or any other portion of the Building; to install, use, maintain, repair, alter, relocate or replace any pipes, ducts, conduits, wires, equipment or other facilities in the Common Areas or the Building; to grant easements on the Building, dedicate for public use portions thereof and record covenants, conditions and restrictions affecting the Building and/or amendments to existing CC&Rs which do not unreasonably interfere with Tenant’s use of the Premises; change the name of the Building; affix reasonable signs and displays; and, during the last nine (9) months of the Term, place signs for the rental of and show the Premises to prospective tenants, all without being deemed guilty of any eviction of Tenant and without abatement of Rent. Notwithstanding the foregoing, Landlord shall not have access to Tenant’s vaults, safes and similar small confined spaces reasonably designated by Tenant (it being understood that Tenant may not exclude an entire room or substantial portion thereof), other than in the event of an emergency, in which case, Landlord shall have access solely for the purpose of addressing such emergency. Tenant may require that a representative of Tenant accompany Landlord or its contractors in connection with such access. Landlord may, in order to carry out any of the foregoing purposes, erect scaffolding and other necessary structures where required by the character of the work to be performed. Tenant hereby waives any claim for damages for any injury or inconvenience to or interference with Tenant’s business, any loss of occupancy or quiet enjoyment of the Premises, and any other loss in, upon and about the Premises. Landlord shall at all times have and retain a key with which to unlock all doors in the Premises. Landlord shall have the right to use any and all means which Landlord may deem proper to open said doors in an emergency in order to obtain entry to the Premises. Any entry to the Premises obtained by Landlord by any of said means, or otherwise, shall not be construed or deemed to be a forcible or unlawful entry into the Premises, or any eviction of Tenant from the Premises or any portion thereof, and any damages caused on account thereof shall be paid by Tenant. It is understood and agreed that no provision of this Lease shall be construed as obligating Landlord to perform any repairs, alterations or decorations except as otherwise expressly agreed herein by Landlord.
ARTICLE 16
UTILITIES AND SERVICES
     Tenant shall promptly contract for and shall pay, as the same become due, all charges for water, gas, electricity, telephone, sewer service, waste pick-up and any other utilities, materials or services furnished directly to or used by Tenant on or about the Premises during the Lease Term, including, without limitation, (i) meter, use and/or connection fees, hook-up fees, or standby fee (excluding any connection fees or hook-up fee which relate to making the existing electrical, gas, and water service available to the Premises as of the Commencement Date), and (ii) penalties for discontinued or interrupted service. If any utility service is not separately metered to the Premises, then Tenant shall pay its pro rata share of the cost of such utility service with all others served by the service not separately metered. However, if Landlord determines that Tenant is using a disproportionate amount of any utility service not separately metered, then Landlord at its election may (i) periodically charge Tenant, as Additional Rent, a sum equal to Landlord’s reasonable estimate of the cost of Tenant’s excess use of such utility service, or (ii) install a separate meter (at Tenant’s expense) to measure the utility service supplied to the Premises.
ARTICLE 17
BANKRUPTCY
     If Tenant shall file a petition in bankruptcy under any provision of the Bankruptcy Code as then in effect, or if Tenant shall be adjudicated a bankrupt in involuntary bankruptcy proceedings and such adjudication shall not have been vacated within thirty days from the date thereof, or if a receiver or trustee shall be appointed of Tenant’s property and the order appointing such receiver or trustee shall not be set aside or vacated within thirty days after the entry thereof, or if Tenant shall assign Tenant’s estate or effects for the benefit of creditors, or if this Lease shall, by operation of law or otherwise, pass to any person or persons other than

Tenant, then in any such event Landlord may terminate this Lease, if Landlord so elects, with or without notice of such election and with or without entry or action by Landlord. In such case, notwithstanding any other provisions of this Lease, Landlord, in addition to any and all rights and remedies allowed by law or equity, shall, upon such termination, be entitled to recover damages in the amount provided in Article 23 hereof. Neither Tenant nor any person claiming through or under Tenant or by virtue of any statute or order of any court shall be entitled to possession of the Premises but shall surrender the Premises to Landlord. Nothing contained herein shall limit or prejudice the right of Landlord to recover damages by reason of any such termination equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, such damages are to be proved; whether or not such amount is greater, equal to, or less than the amount of damages recoverable under the provisions of this Article 17.
ARTICLE 18
INDEMNIFICATION
     Tenant shall indemnify, protect, defend (by counsel acceptable to Landlord) and hold harmless Landlord and Landlord’s affiliated entities, and each of their respective members, managers, partners, directors, officers, employees, shareholders, lenders, agents, contractors, successors and assigns from and against any and all claims, judgments, causes of action, damages, penalties, costs, liabilities, and expenses, including all costs, attorneys’ fees, expenses and liabilities incurred in the defense of any such claim or any action or proceeding brought thereon, arising at any time during or after the Term as a result (directly or indirectly) of or in connection with (a) any default in the performance of any obligation on Tenant’s part to be performed under the terms of this Lease, or (b) Tenant’s use of the Premises, the conduct of Tenant’s business or any activity, work or things done, permitted or suffered by Tenant or any Tenant Party in or about the Premises, the Building, the Common Area or other portions of the Building. The foregoing indemnity obligation shall include, without limitation, any claim by any Tenant Party for any injury or illness caused or alleged to be caused in whole or in part by any furniture, carpeting, draperies, stoves or any other materials on the Premises. Tenant, as a material part of the consideration to Landlord, hereby assumes all risk of damage to property or injury to person in, upon or about the Premises from any cause whatsoever, except to the extent of Landlord’s gross negligence or willful misconduct. The obligations of Tenant under this Article 18 shall survive the termination of this Lease with respect to any claims or liability arising prior to such termination.
ARTICLE 19
DAMAGE TO TENANT’S PROPERTY
     Landlord or its agents shall not be liable for (i) any damage to any property entrusted to employees of the Building, (ii) loss or damage to any property by theft or otherwise, (iii) any injury or damage to property resulting from fire, explosion, falling plaster, steam, gas, electricity, water or rain which may leak from any part of the Building or from the pipes, appliances or plumbing work therein or from the roof, street or sub-surface or from any other place or resulting from dampness or from any other cause whatsoever, except to the extent of Landlord’s gross negligence or willful misconduct. Landlord or its agents shall not be liable for interference with light or other incorporeal hereditaments, nor shall Landlord be liable for any damage caused by latent defect in the Premises or in the Building; provided, however that Landlord shall use commercially reasonable efforts to repair within a commercially reasonable time any latent defect for which Tenant provides Landlord with notice. Tenant shall give prompt notice to Landlord in case of fire or accidents in the Premises or in the Building or of defects therein or in the fixtures or equipment.
ARTICLE 20 TENANT’S INSURANCE
     (a) Tenant shall, during the term hereof and any other period of occupancy, at its sole cost and expense, keep in full force and effect the following insurance:
     (i) Standard form property insurance insuring against the perils of fire, extended coverage, vandalism, malicious mischief, special extended coverage (“All-Risk”) and sprinkler leakage. This insurance policy shall be upon all property owned by Tenant, for which Tenant is legally liable or that was installed at Tenant’s expense, and which is located in the Building including, without limitation, furniture, fittings, installations, fixtures (other than Tenant improvements installed by Landlord), and any other personal property in an amount not less than ninety percent (90%) of the full replacement cost thereof. In the event that there shall be a dispute as to the amount which comprises full replacement cost, the decision of Landlord or any mortgagees of Landlord shall be conclusive. This insurance policy shall also be upon direct or indirect loss of Tenant’s earnings attributable to Tenant’s inability to use fully or obtain access to the Premises or Building in an amount as will properly reimburse Tenant. Such policy shall name Landlord and any mortgagees of Landlord as insured parties, as their respective · interests may appear.
     (ii) Commercial General Liability Insurance insuring Tenant against any liability arising out of the lease, use, occupancy or maintenance of the Premises and all areas appurtenant thereto. Such insurance shall be in the amount of $5,000,000 Combined Single Limit for injury to, or death of one or more persons in an occurrence, and for damage to tangible property (including loss of use) in an occurrence, with such liability amount to be adjusted from year to year to reflect increases in the Consumer Price Index. The policy shall insure the hazards of premises and operation, independent contractors, contractual liability (covering the Indemnity contained in Section 18 hereof) and shall (1) name Landlord as an additional insured, and (2) contain a cross liability provision, and (3) contain a provision that “the insurance provided the Landlord hereunder shall be primary and non-contributing with any other insurance available to the Landlord.”
     (iii) Workers’ Compensation and Employer’s Liability insurance (as required by state law).
     (iv) Tenant shall obtain and maintain loss of income and extra expense insurance in amounts as will reimburse Tenant for direct or indirect loss of earnings attributable to all peril commonly insured against by prudent lessees in the business of Tenant or attributable to prevention of access to the Premises as a result of such perils.

          (v) Any other form or forms of insurance as Tenant or Landlord or any mortgagees of Landlord may reasonably require from time to time in form, in amounts and for insurance risks against which a prudent tenant would protect itself.
     (b) All policies shall be written in a form satisfactory to Landlord and shall be taken out with insurance companies holding a General Policyholders Rating of “A” and a Financial Rating of “X” or better, as set forth in the most current issue of Bests Insurance Guide. Within ten days after the execution of this Lease, Tenant shall deliver to Landlord copies of policies or certificates evidencing the existence of the amounts and forms of coverage satisfactory to Landlord. No such policy shall be cancelable or reducible in coverage except after thirty days prior written notice to Landlord. Tenant shall, within ten days prior to the expiration of such policies, furnish Landlord with renewals or “binders” thereof, or Landlord may order such insurance and charge the cost thereof to Tenant as additional rent. If Landlord obtains any insurance that is the responsibility of Tenant under this section, Landlord shall deliver to Tenant a written statement setting forth the cost of any such insurance and showing in reasonable detail the manner in which it has been computed. All insurance policies required to be carried by Tenant covering the Premises, including but not limited to contents, fire, and casualty insurance, shall to the extent permitted by law expressly waive any right on the part of the insurer against the Landlord. The failure of any insurance policy to include such waiver clause or endorsement shall not affect the validity of this Lease.
ARTICLE 21
DAMAGE OR DESTRUCTION
     21.1 Casualty. If the Premises or Building should be damaged or destroyed by fire or other casualty, Tenant shall give immediate written notice to Landlord. Within thirty (30) days after receipt from Tenant of such written notice, Landlord shall notify Tenant whether the necessary repairs can reasonably be made: (a) within ninety (90) days; (b) in more than ninety (90) days but in less than one hundred eighty (180) days; or (c) in more than one hundred eighty (180) days, in each case after the date of the issuance of permits for the necessary repair or reconstruction of the portion of the Building or Premises which was damaged or destroyed and Landlord’s non-binding estimate of the time period it would take to obtain such permits based on the advice of a third party contractor.
     21.1.1 Less Than 90 Days. If the Premises or Building should be damaged only to such extent that rebuilding or repairs can reasonably be completed within ninety (90) days after the issuance of permits for the necessary repair or reconstruction of the portion of the Building or Premises which was damaged or destroyed, this Lease shall not terminate and, provided that insurance proceeds are available to pay for the full repair of all damage, Landlord shall repair the Premises, except that Landlord shall not be required to rebuild, repair or replace Tenant’s Property which may have been placed in, on or about the Premises by or for the benefit of Tenant. If Tenant is required to vacate all or a portion of the Premises during Landlord’s repair thereof, the Base Rent payable hereunder shall be abated proportionately on the basis of the size of the area of the Premises that is damaged (i.e., the number of square feet of floor area of the Premises that is damaged compared to the total square footage of the floor area of the Premises) from the date Tenant vacates all or a portion of the Premises that was damaged only to the extent rental abatement insurance proceeds are received by Landlord and only during the period the Premises are unfit for occupancy.
     21.1.2 Greater Than 90 Days. If the Premises or Building should be damaged only to such extent that rebuilding or repairs can reasonably be completed in more than ninety (90) days but in less than one hundred eighty (180) days after the issuance of permits for the necessary repair or reconstruction of the portion of the Building or Premises which was damaged or destroyed, then Landlord shall have the option of: (a) terminating the Lease effective upon the occurrence of such damage, in which event the Base Rent shall be abated from the date Tenant vacates the Premises; or (b) electing to repair the Premises, provided insurance proceeds are available to pay for the full repair of all damage (except that Landlord shall not be required to rebuild, repair or replace Tenant’s Property). If Tenant is required to vacate all or a portion of the Premises during Landlord’s repair thereof, the Base Rent payable hereunder shall be abated proportionately on the basis of the size of the area of the Premises that is damaged (i.e., the number of square feet of floor area of the Premises that is damaged compared to the total square footage of the floor area of the Premises) from the date Tenant vacates all or a portion of the Premises that was damaged only to the extent rental abatement insurance proceeds are received by Landlord and only during the period the Premises are unfit for occupancy. In the event that Landlord should fail to substantially complete such repairs within one hundred eighty (180) days after the issuance of permits for the necessary repair or reconstruction of the portion of the Building or Premises which was damaged or destroyed (such period to be extended for delays caused by Tenant or because of any items of Force Majeure, (as hereinafter defined), and Tenant has not reoccupied the Premises, Tenant shall have the right, as Tenant’s exclusive remedy, within ten (10) days after the expiration of such one hundred eighty (180) day period, and provided that such repairs have not been substantially completed within such ten (10) day period, to terminate this Lease by delivering written notice to Landlord as Tenant’s exclusive remedy, whereupon all rights of Tenant hereunder shall cease and terminate thirty (30) days after Landlord’s receipt of such notice.
     21.1.3 Greater Than 180 Days. If the Premises or Building should be so damaged that rebuilding or repairs cannot be completed within one hundred eighty (180) days after the issuance of permits for the necessary repair or reconstruction of the portion of the Building or Premises which was damaged or destroyed, either Landlord or Tenant may terminate this Lease by giving written notice within ten (10) days after notice from Landlord specifying such time period of repair; and this Lease shall terminate and the Rent shall be abated from the date Tenant vacates the Premises. In the event that neither party elects to terminate this Lease, Landlord shall commence and prosecute to completion the repairs to the Building or Premises, provided insurance proceeds are available to pay for the repair of all damage (except that Landlord shall not be required to rebuild, repair or replace Tenant’s Property. If Tenant is required to vacate all or a portion of the Premises during Landlord’s repair thereof, the Base Rent payable hereunder shall be abated proportionately on the basis of the size of the area of the Premises that is damaged (i.e., the number of square feet of floor area of the Premises that is damaged compared to the total square footage of the floor area of the Premises), from the date Tenant vacates all or a portion of the Premises that was damaged only to the extent rental abatement insurance proceeds are received by Landlord and only during the period that the Premises are unfit for occupancy.
     21.1.4 Casualty During the Last Year of the Lease Tenn. Notwithstanding any other provisions hereof, if the Premises or the Building shall be damaged within the last year of the Lease Term, and if the cost to repair or reconstruct the portion of the Building or the Premises which was damaged or destroyed shall exceed $100,000, then, irrespective of the time necessary to complete such repair or reconstruction, Landlord shall have the right, in its sole and absolute discretion, to terminate the Lease effective upon the occurrence of such damage, in which event the Rent shall be abated from the date Tenant vacates the Premises, unless Tenant exercises its renewal option within thirty (30) days of Landlord’s notice, in which event the rules set forth in Sections 21.1.1 through 21.1.3 above shall apply. The foregoing right shall be in addition to any other right and option of Landlord under this Article 21.
     21.2 Uninsured Casualty. Tenant shall be responsible for and shall pay to Landlord any deductible or retention amount payable under the property insurance for the Building. In the event that the Premises or any portion of the Building is damaged to the extent Tenant is unable to use the Premises and such damage is not covered by insurance proceeds received by Landlord or in the event that the holder of any indebtedness secured by the Premises requires that the insurance proceeds be applied to such indebtedness, then Landlord shall have the right at Landlord’s option, in Landlord’s sole and absolute discretion, either (i) to repair such damage as soon as reasonably possible at Landlord’s expense, or (ii) to give written notice to Tenant within thirty (30) days after the date of the occurrence of such damage of Landlord’s intention to terminate this Lease as of the date of the occurrence of such damage. In the event Landlord elects to terminate this Lease, Tenant shall have the right within ten (10) days after receipt of such notice to give written notice to Landlord of Tenant’s commitment to pay the cost of repair of such damage, in which event this Lease shall continue in full force and effect, and Landlord shall make such repairs as soon as reasonably possible subject to the following conditions: Tenant shall deposit with Landlord Landlord’s estimated cost of such repairs not later than five (5) business days prior to Landlord’s commencement of the repair work. If the cost of such repairs exceeds the amount deposited, Tenant shall reimburse Landlord for such excess cost within ten (10) business days after receipt of an invoice from Landlord. Any amount deposited by Tenant in excess of the cost of such repairs shall be refunded within thirty (30) days of Landlord’s final payment to Landlord’s contractor. If Tenant does not give such notice within the ten (10) day period, or fails to make such deposit as required, Landlord shall have the right, in Landlord’s sole and absolute discretion, to immediately terminate this Lease to be effective as of the date of the occurrence of the damage.
     21.3 Waiver. With respect to any damage or destruction which Landlord is obligated to repair or may elect to repair, Tenant waives all rights to terminate this Lease pursuant to rights otherwise presently or hereafter accorded by law, including without limitation any rights granted under Section 1932, subdivision 2, and Section 1933, of the California Civil Code.

ARTICLE 22
EMINENT DOMAIN
     22.1 Total Condemnation. If all of the Premises is condemned by eminent domain, inversely condemned or sold under threat of condemnation for any public or quasi-public use or purpose (“Condemned”), this Lease shall terminate as of the earlier of the date the condemning authority takes title to or possession of the Premises, and Rent shall be adjusted to the date of termination.
     22.2 Partial Condemnation. If any portion of the Premises or the Building is Condemned and such partial condemnation materially impairs Tenant’s ability to use the Premises for Tenant’s business, Landlord shall have the option in Landlord’s sole and absolute discretion of either (i) relocating Tenant to comparable space within the Building that is reasonably acceptable to Tenant, or (ii) if comparable space is not available, or is not reasonably acceptable to Tenant, terminating this Lease as of the earlier of the date title vests in the condemning authority or as of the date an order of immediate possession is issued and Rent shall be adjusted to the date of termination. If such partial condemnation does not materially impair Tenant’s ability to use the Premises for the business of Tenant, Landlord shall promptly restore the Premises to the extent of any condemnation proceeds recovered by Landlord, excluding the portion thereof lost in such condemnation, and this Lease shall continue in full force and effect except that after the date of such title vesting or order of immediate possession Rent shall be adjusted as reasonably determined by Landlord.
     22.3 Award. If the Premises are wholly or partially Condemned, Landlord shall be entitled to the entire award paid for such condemnation, and Tenant waives any claim to any part of the award from Landlord or the condemning authority; provided, however, Tenant shall have the right to make a separate claim against the condemning authority for Tenant’s leasehold improvements, trade fixtures and any business value arising out of that portion of the Premises that is taken (excluding any value for the unexpired term of this Lease). No condemnation of any kind shall be construed to constitute an actual or constructive eviction of Tenant or a breach of any express or implied covenant of quiet enjoyment. Tenant hereby waives the effect of Sections 1265.120 and 1265.130 of the California Code of Civil Procedure.
     22.4 Temporary Condemnation. In the event of a temporary condemnation not extending beyond the Term, this Lease shall remain in effect, Tenant shall continue to pay Rent and Tenant shall receive any award made for such condemnation except damages to any of Landlord’s property. If a temporary condemnation is for a period which extends beyond the Term, this Lease shall terminate as of the date of initial occupancy by the condemning authority and any such award shall be distributed in accordance with the preceding section. If a temporary condemnation remains in effect at the expiration or earlier termination of this Lease, Tenant shall pay Landlord the reasonable cost of performing any obligations required of Tenant with respect to the surrender of the Premises.

ARTICLE 23
DEFAULTS AND REMEDIES
     23.1 Event of Default. The occurrence of anyone or more of the following events shall constitute a default (an “Event of Default”) hereunder by Tenant:
          (i) The vacation or abandonment of the Premises by Tenant. Abandonment is herein defined to include, but is not limited to, any absence by Tenant from the Premises for fifteen (15) days or longer.
          (ii) The failure by Tenant to make any payment of rent or additional rent or any other payment required to be made by Tenant hereunder, where such failure shall continue for a period of three (3) days after written notice thereof (pursuant to the notice specifications set forth in Article 7 above, or as may otherwise be required by law, if different than said notice specifications) from Landlord to Tenant; provided however, that any such notice shall be in lieu of, and not in addition to, any notice required under California Code of Civil Procedure Section 1161 regarding unlawful detainer actions.
          (iii) The failure by Tenant to observe or perform any of the express or implied covenants or provisions of this Lease to be observed or performed by Tenant, other than as specified in Section 23.1 (a)(i) or (ii) above, which failure remains uncured for a thirty (30) day period after the earlier to occur of: (i) written notice of default from Landlord or (ii) Tenant becoming aware of such default; provided, however, that in the event such default cannot be cured within such 30 day period and Tenant has been using its diligent efforts to cure such default within such 30 day period, then so long as Tenant continues to use its diligent efforts to cure such default, Tenant shall have an additional fifteen (15) day period to prosecute such cure to completion.
          (iv) (1) The making by Tenant of any general assignment for the benefit of creditors; (2) the filing by or against Tenant of a petition to have Tenant adjudged a bankrupt or a petition for reorganization or arrangement under any law relating to bankruptcy (unless, in the case of a petition filed against Tenant, the same is dismissed within sixty (60) days); (3) the appointment of a trustee or receiver to take possession of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease, where possession is not restored to Tenant within thirty days; or (4) the attachment, execution or other judicial seizure of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease where such seizure is not discharged within thirty days.
          (v) The making of any material misrepresentation or omission by Tenant or any successor in interest of Tenant in any materials delivered by or on behalf of Tenant to Landlord or Landlord’s lender pursuant to this Lease.
          (vi) The occurrence of an Event of Default set forth in any of the foregoing clauses (iv) or (v) with respect to any guarantor of this Lease, if applicable.

          (vii) At the option of Landlord, in its sole and absolute discretion, if Tenant occupies any other space in the Building (the “Other Premises”, provided that the Premises and the Other Premises are both owned by Landlord at the time of the default), whether by lease, sublease or assignment (in any case, an “Occupancy Agreement”), the occurrence of an Event of Default hereunder shall also be a default or event of default under the Occupancy Agreement and a default or event of default under such Occupancy Agreement shall be an Event of Default hereunder.
          (viii) Any failure of Tenant or any guarantor of this Lease to comply with the terms of Section 49 hereof.
     23.2. Remedies.
               23.2.1 Termination. In the event of the occurrence of any Event of Default, Landlord shall have the right to give a written termination notice to Tenant (which notice shall be in lieu of any notice required by California Code of Civil Procedure Section 1161, et seq.) and, on the date specified in such notice, this Lease shall terminate unless on or before such date all arrears of Rent and all other sums payable by Tenant under this Lease and all costs and expenses incurred by or on behalf of Landlord hereunder shall have been paid by Tenant and all other Events of Default at the time existing shall have been fully remedied to the satisfaction of Landlord.
               23.2.2 Repossession. Following termination, without prejudice to other remedies Landlord may have, Landlord may (i) peaceably re-enter the Premises upon voluntary surrender by Tenant or remove Tenant therefrom and any other persons occupying the Premises, using such legal proceedings as may be available; (ii) repossess the Premises or relet the Premises or any part thereof for such term (which may be for a term extending beyond the Term), at such rental and upon such other terms and conditions as Landlord in Landlord’s sole discretion shall determine, with the right to make reasonable alterations and repairs to the Premises; and (iii) remove all personal property therefrom.
               23.2.3 Unpaid Rent/Sums Expended by Landlord. Landlord shall have all the rights and remedies of a landlord provided by Applicable Law, including the right to recover from Tenant: (a) the worth, at the time of award, of the unpaid Rent that had been earned at the time of termination, (b)the worth, at the time of award, of the amount by which the unpaid Rent that would have been earned after the date of termination until the time of award exceeds the amount of loss of rent that Tenant proves could have been reasonably avoided, (c) the worth, at the time of award, of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds the amount of the loss of rent that Tenant proves could have been reasonably avoided, (d) all unamortized free rent, if any, (e) any and all unamortized sums expended by Landlord for tenant improvements and leasing commissions, and (f) any other amount, and court costs, necessary to compensate Landlord for all detriment proximately caused by Tenant’s default. The phrase “worth, at the time of award,” as used in (a) and (b) above, shall be computed at the Applicable Interest Rate, and as used in (c) above, shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%). The items referenced in (d) and (e) shall be amortized on a straight line basis over the length of the Term of this Lease.
               23.2.4 Continuation. Even though an Event of Default may have occurred, this Lease shall continue in effect for so long as Landlord does not terminate Tenant’s right to possession; and Landlord may enforce all of Landlord’s rights and remedies under this Lease, including the remedy described in California Civil Code Section 1951.4 (“lessor” may continue the Lease in effect after “lessee’s” breach and abandonment and recover Rent as it becomes due, if “lessee” has the right to sublet or assign, subject only to reasonable limitations) to recover Rent as it becomes due. Landlord, without terminating this Lease, may, during the period Tenant is in default, enter the Premises and relet the same, or any portion thereof, to third parties for Tenant’s account and Tenant shall be liable to Landlord for all costs Landlord incurs in reletting the Premises, including, without limitation, brokers’ commissions, expenses of remodeling the Premises and like costs. Reletting may be for a period shorter or longer than the remaining Term. Tenant shall continue to pay the Rent on the date the same is due. No act by Landlord hereunder, including acts of maintenance, preservation or efforts to lease the Premises or the appointment of a receiver upon application of Landlord to protect Landlord’s interest under this Lease, shall terminate this Lease unless Landlord notifies Tenant that Landlord elects to terminate this Lease. In the event that Landlord elects to relet the Premises, the rent that Landlord receives from reletting shall be applied to the payment of, first, any indebtedness from Tenant to Landlord other than Base Rent and Additional Rent; second, all costs, including maintenance, incurred by Landlord in reletting; and, third, Base Rent and Additional Rent under this Lease. After deducting the payments referred to above, any sum remaining from the rental Landlord receives from reletting shall be held by Landlord and applied in payment of future Rent as Rent becomes due under this Lease. In no event shall Tenant be entitled to any excess rent received by Landlord. If, on the date Rent is due under this Lease, the rent received from the reletting is less than the Rent due on that date, Tenant shall pay to Landlord, in addition to the remaining Rent due, all costs, including maintenance, which Landlord incurred in reletting the Premises that remain after applying the rent received from reletting as provided hereinabove. So long as this Lease is not terminated, Landlord shall have the right to remedy any default of Tenant, to maintain or improve the Premises, to cause a receiver to be appointed to administer the Premises and new or existing subleases and to add to the Rent payable hereunder all of Landlord’s reasonable costs in so doing, including without limitation attorney’s fees and costs, with interest at the Applicable Interest Rate from the date of such expenditure. Landlord shall have no duty to relet the Premises so long as it has other unleased space available in the Building.
               23.2.5 Cumulative. Each right and remedy of Landlord provided for herein or now or hereafter existing at law, in equity, by statute or otherwise shall be cumulative and shall not preclude Landlord from exercising any other rights or remedies provided for in this Lease or now or hereafter existing at law or in equity, by statute or otherwise. No payment by Tenant of a lesser amount than the Rent nor any endorsement on any check or letter accompanying any check or payment as Rent shall be deemed an accord and satisfaction of full payment of Rent; and Landlord may accept such payment without prejudice to Landlord’s right to recover the balance of such Rent or to pursue other remedies.

ARTICLE 24
ASSIGNMENT AND SUBLETTING
     24.1 Except as otherwise expressly set forth in Section 24.4 below, Tenant shall not voluntarily assign or encumber its interest in this Lease or in the Premises, or sublease all or any part of the Premises, or allow any other person or entity to occupy or use all or any part of the Premises, without first obtaining Landlord’s prior written consent. Any assignment, encumbrance or sublease without Landlord’s prior written consent shall be voidable, at Landlord’s election, and shall constitute a default and at the option of the Landlord shall result in a termination of this Lease. No consent to assignment, encumbrance, or sublease shall constitute a further waiver of the provisions of this section. Tenant shall notify Landlord in writing of Tenant’s intent to sublease, encumber or assign this Lease and Landlord shall, within thirty (30) days of receipt of such written notice, elect one of the following:
          (a) Consent to such proposed assignment, encumbrance or sublease;
          (b) Refuse such consent, which refusal shall be on reasonable grounds; or
          (c) If Tenant intends on assigning the Lease or more than twenty percent (20%) of the Premises (either once or in the aggregate), then to recapture the entire Premises, or at Landlord’s election, such part as Tenant desires to sublease or assign, in the sale and absolute discretion of Landlord.
     24.2 As a condition for granting its consent to any assignment, encumbrance or sublease, thirty (30) days prior to any anticipated assignment or sublease Tenant shall give Landlord and Landlord’s lender written notice (the “Assignment Notice”), which shall set forth the name, address and business of the proposed assignee or sublessee, information (including references) concerning the character, ownership, and financial condition of the proposed assignee or sublessee, and the anticipated date of the sublease or assignment, any ownership or commercial relationship between Tenant and the proposed assignee or sublessee, and the consideration of all other material terms and conditions of the proposed assignment or sublease, all in such detail as Landlord shall reasonably require. If Landlord reasonably requests additional detail, the Assignment Notice shall not be deemed to have been received until Landlord receives such additional detail, and Landlord may withhold consent to any assignment or sublease until such additional detail is provided to it. If any event of Default occurs hereunder, Landlord may require that the sublessee or assignee remit directly to Landlord on a monthly basis, all monies due to Tenant by said assignee or sublessee.
     24.3 The consent by Landlord to any assignment or subletting shall not be construed as relieving Tenant or any assignee of this Lease or sublessee of the Premises from obtaining the express written consent of Landlord to any further assignment or subletting or as releasing Tenant or any assignee or sublessee of Tenant from any liability or obligation hereunder whether or not then accrued. Regardless of whether or not Landlord shall consent to an assignment or sublease, Tenant shall pay Landlord all of Landlord’s attorneys’ fees and administrative costs incurred in connection with evaluating the Assignment Notice immediately upon demand. This section shall be fully applicable to all further sales, hypothecations, transfers, assignments and subleases of any portion of the Premises by any successor or assignee of Tenant, or any sublessee of the Premises.
     24.4 As used in this section, the subletting of substantially all of the Premises for substantially all of the remaining term of this Lease shall be deemed an assignment rather than a sublease. The assignment, sale or transfer of more than a forty-nine percent (49%) (either once in the aggregate) interest in Tenant shall be deemed an assignment requiring Landlord’s consent hereunder. Notwithstanding the foregoing, Landlord’s consent shall not be required if the Tenant desires to assign the Lease to any entity: (i) which by virtue of equity ownership controls, is controlled by or is under common control with Tenant, or (ii) into which Tenant is merged, with which Tenant is consolidated or which acquires all or substantially all of the assets, stock or other equity interests of Tenant, provided that the assignee first executes, acknowledges and delivers to Landlord an agreement whereby the assignee agrees to be bound by all of the covenants and agreements in this Lease which Tenant has agreed to keep, observe or perform, that the assignee agrees that the provisions of this section shall be binding upon it as if it were the original Tenant hereunder, in form and substance reasonably satisfactory to Landlord and that the assignee shall have a net worth (determined in accordance with generally accepted accounting principles consistently applied) immediately after such assignment which is at least equal to the net worth (as so determined) of Tenant at the commencement of this Lease, and Tenant shall provide reasonable evidence of the same to Landlord for Landlord’s approval.
     24.5 Except as provided above, Landlord’s consent to any sublease shall not be unreasonably withheld. A condition to such consent shall be delivery by Tenant to Landlord of a true copy of the sublease in form and substance reasonably satisfactory to Landlord. If for any proposed assignment or sublease Tenant receives rent or other consideration, either initially or over the term of the assignment or sublease, in excess of the Rent called for hereunder, or, in case of the sublease of a portion of the Premises, in excess of such rent fairly allocable to such portion, after appropriate adjustments to assure that all other payments called for hereunder are taken into account, Tenant shall pay to Landlord as Additional Rent hereunder seventy five percent (75%) of the excess of each such payment of rent or other consideration received by Tenant promptly after its receipt, after deducting the following costs and expenses to the extent the same are reasonably and actually incurred by Tenant as third party out of pocket expenses and are for the assignment or sublease at issue: (i) Tenant’s cost of any new tenant improvements which are made pursuant to the terms of this Lease and which are market tenant improvements, (ii) market brokerage commissions, and (iii) reasonable attorneys’ fees not to exceed $2,500.00 per instance of subletting or assignment. Landlord’s waiver or consent to any assignment or subletting shall not relieve Tenant from any obligation under this lease. For the purpose of this section, the Rent for each square foot of floor space in the Premises shall be deemed equal.
ARTICLE 25
SUBORDINATION; MORTGAGEE PROTECTION
     25.1 Subordination. This Lease shall be subject and subordinate to all ground leases, master leases and the lien of all mortgages and deeds of trust which now or hereafter affect the Premises or the Building or Landlord’s interest therein, the CC&Rs and all amendments thereto, all without the necessity of Tenant’s executing further instruments to effect such subordination.

If requested, Tenant shall execute and deliver to Landlord within ten (10) days after Landlord’s request whatever documentation that may reasonably be required to further effect the provisions of this section including, without limitation, a Subordination, Nondisturbance and Attornment Agreement in such form as may be required by Landlord’s lender. Should any holder of a mortgage or deed of trust request that this Lease and Tenant’s rights hereunder be made superior, rather than subordinate, to the mortgage or deed of trust, then Tenant will, within ten (10) days after written request, execute and deliver such agreement as may be required by such holder in order to effectuate and evidence such superiority of the Lease to the mortgage or deed of trust.
     25.2 Attornment. Tenant hereby agrees that Tenant will recognize as its landlord under this Lease and shall attorn to any person succeeding to the interest of Landlord in respect of the land and the buildings governed by this Lease upon any foreclosure of any mortgage upon such land or buildings or upon the execution of any deed in lieu of foreclosure in respect to such deed of trust. If requested, Tenant shall execute and deliver an instrument or instruments confirming its attornment as provided for herein; provided, however, that no such beneficiary or successor-in-interest shall be bound by any payment of Base Rent for more than one (1) month in advance, or any amendment or modification of this Lease made without the express written consent of such beneficiary where such consent is required under applicable loan documents.
     25.3 Mortgagee Protection. Tenant agrees to give Landlord’s lender or any holder of any mortgage or deed of trust secured by the Building, by registered or certified mail or nationally recognized overnight delivery service, a copy of any notice of default served upon the Landlord by Tenant, provided that, prior to such notice, Tenant has been notified in writing (by way of service on Tenant of a copy of assignment of rents and leases or otherwise) of the address of such lender or such holder of a mortgage or deed of trust. Tenant further agrees that if Landlord shall have failed to cure such default within sixty (60) days after such notice to Landlord (or if such default cannot be cured or corrected within that time, then such additional time as may be necessary if Landlord has commenced within such sixty (60) day period and is diligently pursuing the remedies or steps necessary to cure or correct such default), then Landlord’s lender or the holder of any mortgage or deed of trust shall have an additional ninety (90) days within which to cure or correct such default (or if such default cannot be cured or corrected within that time, then such additional time as may be necessary if such holder of any mortgage or deed of trust has commenced within such ninety (90) day period and is diligently pursuing the remedies or steps necessary to cure or correct such default). Notwithstanding the foregoing, in no event shall Landlord’s lender or any holder of any mortgage or deed of trust have any obligation to cure any default of the Landlord.
     25.4 SNDA. Landlord shall use commercially reasonable efforts to obtain from its present (and any future) lender a form of subordination, non-disturbance and attornment agreement reasonably satisfactory to Tenant, Landlord and such lender. Tenant shall be responsible for the payment of all fees, if any, lender charges with respect to negotiating such subordination, non-disturbance and attornment agreement.

ARTICLE 26
ESTOPPEL CERTIFICATE
     (a) Within ten days following any written request which Landlord or Landlord’s lender may make from time to time, Tenant shall duly execute (and if required by Landlord or Landlord’s lender, have such signature acknowledged) and deliver to Landlord and Landlord’s lender, an estoppel certificate in a commercially reasonable form then in use by Landlord or its lender. Landlord and Tenant intend that any statement delivered pursuant to this Article 26 may be relied upon by any mortgagee, beneficiary, purchaser or prospective purchaser of the Building or any interest therein.
     (b) Tenant’s failure to deliver such statement within such time shall be an Event of Default hereunder and shall conclusive upon Tenant:
     (i) That this Lease is in full force and effect, without modification except as may be represented by Landlord,
     (ii) That there are no uncured defaults in Landlord’s performance,
     (iii) That not more than one month’s rental has been paid in advance; and
     (iv) That Tenant has no right of offset, counterclaim or deduction against Rent hereunder.
     If Landlord’s lender should require that this Lease be amended (other than in the description of the Premises, the Term, the Permitted Use, the Rent or as will adversely affect the rights of Tenant), Landlord shall give written notice thereof to Tenant, which notice shall be accompanied by a Lease supplement embodying such amendments. Tenant shall, within ten (10) days after the receipt of Landlord’s notice, execute and deliver to Landlord the tendered Lease supplement.
ARTICLE 27
SIGNAGE
     Tenant shall have the right at its sole cost, subject to the terms hereof, to install signage adjacent to its entry doors, using Landlord’s building standards, on a monument signage, and small signs at the driveways. All aspects of all such signs shall be subject to the mutual agreement of the parties, in their reasonable discretion. Tenant shall cause all signage to comply with rules and regulations set forth by Landlord as may be modified from time to time and with all Applicable Laws. Current rules and regulations relating to signs are described in EXHIBIT C. Tenant shall place no window covering (e.g., shades, blinds, curtains, drapes, screens, or tinting materials), stickers, signs, lettering, banners or advertising or display material on or near exterior windows or doors if such materials are visible from the exterior of the Premises, without Landlord’s prior written consent. Similarly, Tenant may not install any alarm boxes, foil protection tape or other security equipment on the Premises without Landlord’s prior written consent, in its reasonable discretion. Any material violating this provision may be destroyed by

Landlord without compensation to Tenant. Tenant shall maintain such signs it installs in good condition and repair and remove such signs and restore and repair any damage by the expiration or sooner termination of the Lease Term.
ARTICLE 28
RULES AND REGULATIONS
     Tenant shall faithfully observe and comply with the “Rules and Regulations,” a copy of which is attached hereto and marked EXHIBIT D, and all reasonable and nondiscriminatory modifications thereof and additions thereto from time to time put into effect by Landlord.
ARTICLE 29
CONFLICT OF LAWS
     This Lease shall be governed by and construed pursuant to the laws of the State of California.
ARTICLE 30
SUCCESSORS AND ASSIGNS
     Except as otherwise provided in this Lease, all of the covenants, conditions and provisions of this Lease shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns.
ARTICLE 31
SURRENDER OF PREMISES
     The voluntary or other surrender of this Lease by Tenant, or a mutual cancellation thereof, shall not work a merger, and shall, at the option of Landlord, operate as an assignment to it of any or all subleases and subtenancies.
ARTICLE 32
ATTORNEYS’ FEES
     (a) If Landlord should bring suit for possession of the Premises, for the recovery of any sum due under this Lease, or because of the breach of any provisions of this Lease, or for any other relief against Tenant hereunder, or in the event of any other litigation between the parties with respect to this Lease, then all costs and expenses, including reasonable attorneys’ fees, incurred by the prevailing party therein shall be paid by the other party, which obligation on the part of the other party shall be deemed to have accrued on the date of the commencement of such action and shall be enforceable whether or not the action is prosecuted to judgment.
     (b) If Landlord is named as a defendant in any suit brought against Tenant in connection with or arising out of Tenant’s occupancy hereunder, Tenant shall pay to Landlord its costs and expenses incurred in such suit, including reasonable attorneys’ fees.

ARTICLE 33
PERFORMANCE BY TENANT
     All covenants and agreements to be performed by Tenant under any of the terms of this Lease shall be performed by Tenant at Tenant’s sale cost and expense and without any abatement of rent. If Tenant shall fail to pay any sum of money owed to any party other than Landlord, for which it is liable hereunder or if Tenant shall fail to perform any other act on its part to be performed hereunder, Landlord may, without waiving or releasing Tenant from obligations of Tenant, but shall not be obligated to, make any such payment or perform any such other act to be made or performed by Tenant. All sums so paid by Landlord and all necessary incidental costs together with interest thereon at the maximum rate permissible by law, from the date of such payment by Landlord, shall be payable to Landlord on demand. Tenant covenants to pay any such sums and Landlord shall have (in addition to any other right or remedy of Landlord) all rights and remedies in the event of the non-payment thereof by Tenant as are set forth in Article 23 hereof.
ARTICLE 34
RIGHTS AND OPTIONS PERSONAL
     Notwithstanding anything to the contrary contained herein, the Audit Right in Section 4.l(e) and the Renewal Option in Article 50 (collectively, the “Rights”) are personal to Hansen Medical, Inc., a Delaware corporation, shall be exercisable only by Hansen Medical, Inc., a Delaware corporation and may not be assigned or exercised by any assignee (other than a Permitted Assignee or an assignee of the Lease consented to by Landlord that has a net worth, (determined in accordance with generally accepted accounting principles consistently applied), as of the date of the assignment, of not less than Seventy Five Million and No/100 Dollars ($75,000,000) (an “Approved Assignee”), sublessee or transferee (other than a Permitted Assignee and an Approved Assignee) of Hansen Medical, Inc., a Delaware corporation’s interest in the Lease, or any successor in interest to Hansen Medical, Inc., a Delaware corporation (other than a Permitted Assignee and an Approved Assignee), nor may it be exercised if any portion of the Premises is sublet (other than to a Permitted Assignee), or if Hansen Medical, Inc., a
     Delaware corporation (or a Permitted Assignee or Approved Assignee) is not occupying at least eighty percent (80%) of the Premises or if any Event of Default shall have occurred, unless Landlord, in its sole and absolute discretion, elects to waive the same.
ARTICLE 35
DEFINITION OF LANDLORD
     The term “Landlord”, as used in this Lease, so far as covenants or obligations on the part of Landlord are concerned, shall be limited to mean and include only the owner or owners, at the time in question, of the fee title of the Premises or the lessees under any ground lease, if any. In the event of any transfer, assignment or other conveyance or transfers of any such title, Landlord herein named (and in case of any subsequent transfers or conveyances, the then grantor) shall be automatically freed and relieved from and after the date of such transfer, assignment or conveyance of all liability as respects the performance of any covenants or obligations on the part of Landlord contained in this Lease thereafter to be performed. Without further agreement, the transferee of such title shall be deemed to have assumed and agreed to observe and perform any and all obligations of Landlord hereunder, during its ownership of the Premises. Landlord may transfer its interest in the Premises without the consent of Tenant and such transfer or subsequent transfer shall not be deemed a violation on Landlord’s part of any of the terms and conditions of this Lease. In the event of such transfer, Landlord shall transfer Tenant’s Security Deposit (or so much thereof that has not been applied by Landlord as permitted hereunder) to such transferee.
ARTICLE 36
WAIVER
     The waiver by Landlord or Tenant of any breach of any term, covenant or condition herein contained shall not be deemed to be a waiver of any subsequent breach of the same or any other term, covenant or condition herein contained, nor shall any custom or practice which may grow up between the parties in the administration of the terms hereof be deemed a waiver of or in any way affect the right of Landlord or Tenant to insist upon the performance by the other party in strict accordance with said terms. The subsequent acceptance of Rent hereunder by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant or any term, covenant or condition of this Lease, other than the failure of Tenant to pay the particular rent so accepted, regardless of Landlord’s knowledge of such preceding breach at the time of acceptance of such rent. Without limiting the generality of the foregoing, the acceptance of Rent hereunder by Landlord shall not be a waiver of any preceding breach by Tenant of any provision hereof, other than the failure of Tenant to pay the particular Rent so accepted. Tenant agrees and acknowledges that the foregoing provides actual and sufficient knowledge to Tenant, pursuant to California Code of Procedure Section 1161.1(c), that acceptance of a partial rent payment by Landlord does not constitute a waiver of any of Landlord’s rights under said Section 1161.1(c).
ARTICLE 37
IDENTIFICATION OF TENANT
     If more than one person executes this Lease as Tenant:
     (i) Each of them is jointly and severally liable for the keeping, observing and performing of all of the terms, covenants, conditions, provisions and agreements of this Lease to be kept, observed and performed by Tenant, and
     (ii) The term “Tenant” as used in this Lease shall mean and include each of them jointly and severally. The act of or notice from, or notice to refund to, or the signature of anyone or more of them, with respect to the tenancy of this Lease, including, but not limited to any renewal, extension, expiration, termination or modification of this Lease, shall be binding upon each and all of the persons executing this Lease as Tenant with the same force and effect as if each and all of them had so acted or so given or received such notice or refund or so signed.

ARTICLE 38
PARKING
     The use by Tenant, its employees and invitees, of the parking facilities of the Building shall be on the terms and conditions set forth in EXHIBIT E attached hereto and by this reference incorporated herein and shall be subject to such other agreement between Landlord and Tenant as may hereinafter be established. Tenant, its employees and invitees shall be entitled to use all of the parking located at the Building.
ARTICLE 39
TERMS AND HEADINGS
     The words “Landlord” and “Tenant” as used herein shall include the plural as well as the singular. Words used in any gender include other genders. The section headings of this Lease are not a part of this Lease and shall have no effect upon the construction or interpretation of any part hereof.
ARTICLE 40
EXAMINATION OF LEASE
     Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or option for lease, and it is not effective as a lease or otherwise until execution by and delivery to both Landlord and Tenant.
ARTICLE 41
TIME
     Time is of the essence with respect to the performance of every provision of this Lease in which time or performance is a factor.
ARTICLE 42
PRIOR AGREEMENT: AMENDMENTS
     This Lease contains all of the agreements of the parties hereto with respect to any matter covered or mentioned in this Lease, and no prior agreement or understanding pertaining to any such matter shall be effective for any purpose. No provisions of this Lease may be amended or added to except by an agreement in writing signed by the parties hereto or their respective successors in interest.
ARTICLE 43
SEPARABILITY
     Any provision of this Lease which shall prove to be invalid, void or illegal in no way affects, impairs or invalidates any other provision hereof, any such other provisions shall remain in full force and effect.

ARTICLE 44
RECORDING
     Neither Landlord -nor Tenant shall record this Lease nor a short form memorandum thereof without the consent of the other.
ARTICLE 45
CONSENTS
     Unless otherwise specified herein, whenever the consent of either party is required hereunder such consent shall not be unreasonably withheld. Tenant shall pay Landlord within thirty (30) days of Landlord’s written demand all of Landlord’s fees and administrative costs incurred in connection with evaluating any request by Tenant (or on behalf of Tenant) for any Landlord consent.
ARTICLE 46
LIMITATION ON LIABILITY
     In consideration of the benefits accruing hereunder, Tenant and all successors and assigns covenant and agree that, in the event of any actual or alleged failure, breach or default hereunder by Landlord:
     (a) The sole and exclusive remedy shall be against the Landlord’s interest in the Building and the net income and/or proceeds therefrom;
     (b) No partner, member, shareholder, officer, agent or employee of Landlord shall be sued or named as a party in any suit or action (except as may be necessary to secure jurisdiction of Landlord);
     (c) No service or process shall be made against any partner, member, shareholder, officer, agent or employee of Landlord (except as may be necessary to secure jurisdiction of Landlord);
     (d) No partner, member, shareholder, officer, agent or employee of Landlord shall be required to answer or otherwise plead to any service of process;
     (e) No judgment will be taken against any partner, member, shareholder, officer, agent or employee of Landlord;
     (f) Any judgment taken against any partner, member, shareholder, officer, agent or employee of Landlord may be vacated and set aside at any time nunc pro tunc;
     (g) No writ of execution will ever be levied against the assets of any partner, officer, agent or employee of Landlord;
     (h) These covenants and agreements are enforceable both by Landlord and also by any partner, officer, agent or employee of Landlord.

ARTICLE 47
RIDERS
     Clauses, plats and riders, if any, signed by Landlord and Tenant and affixed to this Lease are a part hereof.
ARTICLE 48
EXHIBITS
     All Exhibits attached hereto are incorporated into this Lease.
ARTICLE 49
FINANCIAL INFORMATION
     Prior to the date hereof, Tenant has delivered certain Financial Information (as hereinafter defined) to Landlord and Landlord has relied to a material extent on such financial information in agreeing to lease the Premises to Tenant. Tenant represents, warrants, certifies and covenants to Landlord that: (i) all of the financial information (other than future projections, if any) (collectively, “Financial Information”) delivered by Tenant to Landlord prior to the date hereof is true, correct and complete in all material respects as of the date of such Financial Information; (ii) the Financial Information accurately represents the financial condition of the Tenant as of the date of such Financial Information; (iii) if Tenant delivered unaudited Financial Information to Landlord, then Tenant does not have any audited financial statements for the three (3) calendar and/or fiscal years preceding the date hereof; (iv) the Financial Information was prepared using generally accepted accounting principles consistently applied; and (v) Tenant has delivered to Landlord all material information in Tenant’s possession and/or control concerning the financial condition of Tenant. Tenant shall at its own cost and expense, upon any written request by Landlord (not to exceed one (1) request every calendar quarter), deliver to Landlord true, correct and complete copies of Tenant’s then most recent Financial Information, and if available, such Financial Information delivered to Landlord shall have been audited. Any failure by Tenant to deliver its then most recent financial Information within ten (10) business days (which shall be in lieu of any grace period set forth herein, if any) after a written request by Landlord to Tenant or if any Financial Information delivered by Tenant to Landlord is not true, correct and complete as of the date of such Financial Information shall in either case be an Event of Default by Tenant hereunder. Tenant agrees and acknowledges that notwithstanding anything to the contrary set forth in this Lease, under no circumstances shall Tenant be afforded any notice and/or cure rights with regards to any Financial Information that is not true, correct and complete in all material respects as of the date of the Financial Information. The foregoing provisions of this Section 49 shall also apply to any guarantor of this Lease.
ARTICLE 50
OPTION TO RENEW
     (a) Subject to the terms of this Article 50 and provided that no Event of Default has occurred, Tenant shall have one (1) option to extend (“Renewal Option”) the Term of this Lease for SIXTY (60) months commencing upon the expiration of the initial Term of the Lease

(“Extension Term”). In the event Tenant elects to exercise its option to extend the Lease Term by the Extension Term, as provided hereunder, Tenant shall provide Landlord irrevocable written notice of such election, no earlier than three hundred sixty five (365) days and no later than two hundred seventy (270) days prior to the then-existing expiration date of the Term of this Lease. Except for Base Rent, the terms and conditions of this Lease during the Extension Term shall be identical to the terms and conditions of this Lease. Base Rent for the Extension Term shall be adjusted to be equal to the higher of (a) one hundred percent (100%) of the fair market rental value (“FMV”) for comparable properties in Mountain View, California, as of the commencement of the Extension Term, as such FMV is determined as set forth in Article 56(b) below, or (b) the Base Rent Tenant is scheduled to pay during the last month of the Term of this Lease.
     (b) In the event Tenant timely exercises the Renewal Option, Landlord shall, within twenty (20) days after receipt of Tenant’s notice exercising the Renewal Option, notify Tenant of Landlord’s good faith determination of the Base Rent for the Extension Term (the “Landlord’s Option Rent Response”). Tenant shall accept or reject Landlord’s Option Rent Response by notice to Landlord within ten (10) business days following receipt of Landlord’s Option Rent Response. If Tenant fails to object to Landlord’s Option Rent Response within such time period, then Landlord’s determination of FMV set forth in the Landlord’s Option Rent Response shall be conclusive and binding. If Tenant does not accept Landlord’s Option Rent Response, then Landlord and Tenant shall attempt to agree upon the Base Rent for the Extension Term (“Option Rent”), using their good faith efforts. If Landlord and Tenant fail to reach agreement on the Option Rent within ten (10) business days following Tenant’s receipt of Landlord’s Option Rent Response, then within five (5) business days after demand by either Landlord or Tenant, each party shall simultaneously present to the other and certify to each other such party’s final offer regarding the Option Rent for the Extension Term (each, a “Last Offer”). If the parties fail to agree on the Option Rent within ten (10) business days following Tenant’s receipt of Landlord’s Option Rent Response, such Last Offers shall be submitted to arbitration by Landlord and/or Tenant (the “Arbitration Demand”) in accordance with Article 56(b)(i) through (b)(viii), below and in accordance with the then existing Rules for Commercial Arbitration of the American Arbitration Association, or its successor.
     (i) Landlord and Tenant shall each appoint one (1) arbitrator (each, an “Original Arbitrator”) who shall be a real estate broker with at least ten (10) years experience in the leasing of similar properties in Mountain View, California. Original Arbitrators shall be appointed within fifteen (15) days after the Arbitration Demand.
     (ii) The two Original Arbitrators so appointed shall within ten (10) days of the date of the appointment of the last appointed arbitrator agree upon and appoint a third arbitrator (“Neutral Arbitrator”; and together with the Original Arbitrators, the “Arbitration Panel”). The Neutral Arbitrator shall be an appraiser certified as an “MAI” or “ASA” appraiser who has had at least five (5) years experience within the previous ten (10) years as a real estate appraiser of commercial office properties in Mountain View, California. For purposes hereof, an “MAI” appraiser means an individual who holds an MAI designation conferred by, and is an independent member of, the American Institute of Real Estate Appraisers (or its successor organization, or in the event there is no successor organization, the organization and designation most similar), and an “ASA” appraiser means an individual who holds the Senior Member designation conferred by, and is an independent member of, the American Society of Appraisers (or its successor organization, or, in the event there is no successor organization, the organization and designation most similar).
     (iii) The sole role of the Arbitration Panel shall be to determine the FMV for the Extension Term. In determining the FMV, the Arbitration Panel shall take into account the following: (A) the Arbitration Demand; (B) the annual rent per rentable square foot that Landlord has accepted in other current similar transactions in the Building, (C) what the Landlord has accepted in other current similar transactions in the properties owned by Landlord and adjoining the Building, and (D) what a willing, comparable, renewal, non-equity tenant would pay, and what a willing comparable landlord in the Mountain View area would accept at arms length, in either case, giving appropriate consideration to all economic benefits achievable by Landlord, such as monthly Base Rent (including periodic adjustments), Additional Rent in the form of Direct Expense reimbursements, and any and all monetary or non-monetary concessions including, without limitation, any Renewal Concessions (as hereinafter defined), if any, that may be given in the market place to a comparable renewal tenant, as is chargeable for a similar use of comparable space for a comparable term in a comparable office building in a comparable location in the Mountain View area. As used herein, the term Renewal Concessions shall mean the following: (a) rental abatement concessions, if any, provided in connection with such comparable space; and (b) tenant improvements or allowances provided or to be provided for such comparable space, taking into account, and deducting the value of, the existing improvements in the Premises, such value to be based upon the age, quality and layout of the improvements and such value to be based upon the age, quality and layout of the improvements and the extent to which the same can be utilized by Tenant based upon the fact that the tenant improvements existing in the Premises are specifically suitable to Tenant; provided, however, that in calculating the FMV, no consideration shall be given to any period of rent abatement given such tenants in connection with the construction of improvements in such comparable space. If, in determining the FMV, a tenant improvement allowance is granted under item (b) above, Landlord may, at Landlord’s sole option, elect any of a portion of the following: (1) to grant some or all of the Renewal Concessions to Tenant in the form as described above (i.e., as an improvement allowance), or (2) to adjust the rental rate component of the FMV to be an effective rental rate which takes into consideration the total dollar value of such Renewal Concession (in which case to the extent the Renewal Concession is evidenced in the effective rental rate, it shall not be granted to Tenant).
     (iv) If either Landlord or Tenant fails to appoint an Original Arbitrator within fifteen (15) days after the other party’s Arbitration Demand, then the first appointed Original Arbitrator shall select a Last Offer to serve as the Option Rent for the Extension Term using the same criteria applicable in case of a Neutral Arbitrator under Article 55 (b)(iii) above.
     (v) If the two (2) Original Arbitrators fail to agree upon and appoint a Neutral Arbitrator, or if both parties fail to appoint an Original Arbitrator, then the Neutral Arbitrator shall be appointed by the American Arbitration Association, or a successor entity.

     (vi) If the actual FMV of the Premises as determined by the Arbitration Panel is greater than Landlord’s determination or differs from Landlord’s determination of FMV as set forth in the Last Offer by five percent (5%) or less, the costs of arbitration pursuant to this Article shall be paid by Tenant. If the actual FMV of the Premises as determined by the Arbitration Panel is less than Landlord’s determination of FMV as set forth in the Last Offer by greater than five (5%), the costs of arbitration shall be paid by Landlord.
     (viii) In the event that the Option Rent has not been determined pursuant to the terms hereof prior to the commencement of the Extension Term, Tenant shall be required to pay the Option Rent at the lesser of Landlord’s Last Offer or one hundred fifty percent (150%) of the Base Rent in effect at the end of the immediately preceding Renewal Term. Upon the final determination of the Option Rent, the payments made by Tenant shall be reconciled with the actual amounts of Option Rent due, and the appropriate party shall make any corresponding payment to the other party.
     (c) Notwithstanding anything to the contrary set forth herein, Tenant shall have no right to exercise the Renewal Option (or if the Renewal Option is exercised, but the following conditions are not satisfied, then the exercise of the Renewal Option shall be void) if: (i) there has been any materially adverse change in the financial condition of the Tenant as of the Commencement Date, or (ii) if the net worth (determined in accordance with generally accepted accounting principles consistently applied) of the Tenant at the time it desires to exercise the Renewal Option or as of the commencement date of the Extension Term is less than Seventy Five Million and No/100 Dollars ($75,000,000). Tenant shall be required, as a condition precedent to the Renewal Option being validly exercised, to provide evidence (which shall be reasonably acceptable to Landlord) that the foregoing conditions have been satisfied. Additionally, it shall be a condition precedent to exercise of the Renewal Option that Landlord and Tenant execute and deliver and amendment to this Lease not later than thirty (30) days after the exercise by Tenant of the Renewal Option.
     (d) No later than thirty (30) days prior to the commencement of the Extension Term, Tenant shall deposit with Landlord an amount, that when taken together with the Security Deposit, equals the Base Rent due for the last month of the Extension Term (“Additional Deposit”). Upon the commencement of the Extension Term, the term “Security Deposit” shall automatically include the “Additional Deposit” and the Additional Deposit shall be held pursuant to the terms of Article 5 hereof. If Tenant fails to deposit the Additional Deposit as and when required hereunder, Tenant’s exercise of the Renewal Option shall be null and void and the Term of the Lease shall expire naturally expire.
ARTICLE 51
HAZARDOUS MATERIALS
     Tenant shall not cause nor permit, nor allow any Tenant Party to cause or permit, any Hazardous Materials to be brought upon, stored, manufactured, generated, blended, handled, recycled, treated, disposed or used on, under or about the Premises, the Building, the Common Area or the Project, except for the items listed on Exhibit I attached hereto (and not to exceed the amounts shown therein) and routine office and janitorial supplies in usual and customary quantities stored, used and disposed of in accordance with all applicable Environmental Laws. Should Tenant wish to use, generate or store Hazardous Materials on or about the Premises, including, without limitation, those items listed on Exhibit I, Tenant shall complete, execute and deliver to Landlord an Environmental Disclosure Statement (the “Environmental Disclosure”) in the form of Exhibit J, and Tenant shall certify to Landlord all information contained in the Environmental Disclosure as true and correct to the best of Tenant’s knowledge and belief. The completed Environmental Disclosure shall be deemed incorporated into this Lease for all purposes, and Landlord shall be entitled to rely fully on the information contained therein. In the event Tenant provides an Environmental Disclosure, on each anniversary of the Commencement Date (each such date is hereinafter referred to as a “Disclosure Date”), until and including the first Disclosure Date occurring after the expiration or sooner termination of this Lease, Tenant shall disclose to Landlord, in writing, the names and amounts of all Hazardous Materials, or any combination thereof, which were stored, generated, used or disposed of on, under or about the Premises for the twelve-month period prior to and after each Disclosure Date, or which Tenant intends to store, generate, or use on, under or about the Premises. At Landlord’s option, Tenant shall, execute and deliver to Landlord an Environmental Disclosure as the same may be modified by Landlord from time to time whether or not Tenant wishes to use, generate or store Hazardous Materials on or about the Premises. Tenant and Tenant’s Parties shall comply with all Environmental Laws and promptly notify Landlord in writing of the violation of any Environmental Law or presence of any Hazardous Materials, other than office and janitorial supplies as permitted above, on the Premises. Landlord shall have the right to enter upon and inspect the Premises and to conduct tests, monitoring and investigations. If such tests indicate the presence of any environmental condition caused or exacerbated by Tenant or any Tenant Party or arising during Tenant’s or any Tenant Party’s occupancy, Tenant shall reimburse Landlord for the cost of conducting such tests. The phrase “environmental condition” shall mean any adverse condition relating to any Hazardous Materials or the environment, including surface water, groundwater, drinking water supply, land, surface or subsurface strata or the ambient air and includes air, land and water pollutants, noise, vibration, light and odors. In the event of any such environmental condition, Tenant shall promptly take any and all steps necessary to rectify the same to the satisfaction of the applicable agencies and Landlord, or shall, at Landlord’s election, reimburse Landlord, upon demand, for the cost to Landlord of performing rectifying work. Landlord shall competitively bid for the cost of performing said rectifying work. The reimbursement shall be paid to Landlord in advance of Landlord’s performing such work, based upon Landlord’s reasonable estimate of the cost thereof; and upon completion of such work by Landlord, Tenant shall pay to Landlord any shortfall within thirty (30) days after Landlord bills Tenant therefor or Landlord shall within thirty (30) days refund to Tenant any excess deposit, as the case may be. Tenant shall indemnify, protect, defend (by counsel acceptable to Landlord) and hold harmless Landlord and Landlord’s affiliated entities, and each of their respective members, managers, partners, directors, officers, employees, shareholders, lenders, agents, contractors, along with the successors and assigns of the foregoing, (individually and collectively, “Indemnitees”) from and against any and all claims, judgments, causes of action, damages, penalties, fines, taxes, costs, liabilities, losses and expenses arising at any time during or after the Term as a result (directly or indirectly) of or in connection with (a) Tenant and/or any Tenant Party’s breach of this Article 51 or (b) the presence of Hazardous Materials on, under or about the Premises or other property as a result (directly or indirectly) of Tenant’s and/or any

Tenant Party’s activities, or failure to act, in connection with the Premises. This indemnity shall include, without limitation, the cost of any required or necessary repair, cleanup or detoxification, and the preparation and implementation of any closure, monitoring or other required plans, whether such action is required or necessary prior to or following the termination of this Lease. Neither the written consent by Landlord to the presence of Hazardous Materials on, under or about the Premises, nor the strict compliance by Tenant with all Environmental Laws, shall excuse Tenant from Tenant’s obligation of indemnification pursuant hereto. Tenant’s obligations pursuant to the foregoing indemnity shall survive the expiration or termination of this Lease.
ARTICLE 52
COUNTERPARTS
     This Lease may be executed in two or more fully or partially executed counterparts, any one or more of which may be executed and delivered by facsimile transmission, each of which will be deemed an original binding the signer thereof against the other signing parties, but all counterparts together will constitute one and the same instrument.
ARTICLE 53
FORCE MAJEURE
     As used herein, a “Force Majeure” event shall mean any acts of God, inability to obtain labor, strikes, lockouts, lack of materials, governmental restrictions, enemy actions, civil commotion, fire, earthquake, unavoidable casualty or other similar causes beyond Landlord’s or Tenant’s control (other than with respect to the payment of Rent). It is expressly agreed that Landlord shall not be obliged to settle any strike to avoid a Force Majeure event from continuing.
ARTICLE 54
WAIVER OF RIGHT TO TRIAL BY JURY
     EACH PARTY TO THIS LEASE HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING HEREUNDER WHETHER SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION IS NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS LEASE MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF ANY RIGHT THEY MIGHT OTHERWISE HAVE TO TRIAL BY JURY. NOTWITHSTANDING THE FOREGOING TO THE CONTRARY, IN THE EVENT THAT THE JURY TRIAL WAIVER CONTAINED HEREIN SHALL BE HELD OR DEEMED TO BE UNENFORCEABLE, EACH PARTY HERETO HEREBY

EXPRESSLY AGREES TO SUBMIT TO JUDICIAL REFERENCE PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE SECTIONS 638 THROUGH 645.1 ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING HEREUNDER FOR WHICH A JURY TRIAL WOULD OTHERWISE BE APPLICABLE OR AVAILABLE. PURSUANT TO SUCH JUDICIAL REFERENCE, THE PARTIES AGREE TO THE APPOINTMENT OF A SINGLE REFEREE AND SHALL USE THEIR BEST EFFORTS TO AGREE ON THE SELECTION OF A REFEREE. IF THE PARTIES ARE UNABLE TO AGREE ON A SINGLE A REFEREE, A REFEREE SHALL BE APPOINTED BY THE COURT UNDER CALIFORNIA CODE OF CIVIL PROCEDURE SECTIONS 638 AND 640 TO HEAR ANY DISPUTES HEREUNDER IN LIEU OF ANY SUCH JURY TRIAL. THE PARTIES ACKNOWLEDGE AND AGREE THAT THE APPOINTED REFEREE SHALL HAVE THE POWER TO DECIDE ALL ISSUES IN THE APPLICABLE ACTION OR PROCEEDING, WHETHER OF FACT OR LAW, AND SHALL REPORT A STATEMENT OF DECISION THEREON; PROVIDED, HOWEVER, THAT ANY MATTERS WHICH WOULD NOT OTHERWISE BE THE SUBJECT OF A JURY TRIAL WILL BE UNAFFECTED BY THIS WAIVER AND THE AGREEMENTS CONTAINED HEREIN. THE PARTIES HERETO HEREBY AGREE THAT THE PROVISIONS CONTAINED HEREIN HAVE BEEN FAIRLY NEGOTIATED ON AN ARMS-LENGTH BASIS, WITH BOTH SIDES AGREEING TO THE SAME KNOWINGLY AND BEING AFFORDED THE OPPORTUNITY TO HAVE THEIR RESPECTIVE LEGAL COUNSEL CONSENT TO THE MATTERS CONTAINED HEREIN. ANY PARTY TO THIS LEASE MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY AND THE AGREEMENTS CONTAINED HEREIN REGARDING THE APPLICATION OF JUDICIAL REFERENCE IN THE EVENT OF THE INVALIDITY OF SUCH JURY TRIAL WAIVER.
ARTICLE 55
CONFIDENTIALITY
     The terms of this Lease (collectively, the “Confidential Information”) are confidential and proprietary information, the disclosure of which may cause irreparable harm to the Landlord. Accordingly, Tenant represents that it has not and covenants that it will not and will direct its shareholders, partners, directors, officers, agents, advisors, brokers, attorneys, consultants, affiliates, sublessees and assignees (collectively, “Tenant Party”) not to disclose any Confidential Information except to a Tenant Party that has been advised of the terms of this Article and which agrees to be bound by the terms of this Article or as is required by law or regulations. Tenant covenants that any assignment of this Lease, any sublease for all or any portion of the Premises and/or any agreement with Tenant’s brokers shall provide for a confidentiality covenant substantially similar to the terms of this Article 55 and that such assignee, sublessee and broker, as applicable, shall preserve the confidential nature of the Confidential Information. Any breach by Tenant or any Tenant Party shall be an Event of Default hereunder. The covenants contained in this Article 55 will survive the assignment of this Lease by Tenant and/or any termination of this Lease for any reason.

ARTICLE 56
SATELLITE DISH
     Tenant shall have the right to install a satellite dish and cable or fiber optics related thereto (“Satellite Right”) upon the execution and delivery by Landlord and Tenant of a Satellite Installation Agreement (“Satellite Agreement”) attached hereto as EXHIBIT J.

     IN WITNESS WHEREOF, the parties have executed this Lease as of the date first above written.
LANDLORD:
MTV RESEARCH, LLC, a Delaware limited liability company
By:
Its:
ADDRESS
David Olson
Parkway Properties, Inc.
6700 Koll Center Parkway,
Suite 150
Pleasanton, CA 94566
Phone: 925/426-0909
FAX: 925/426-8244
TENANT:
HANSEN MEDICAL, INC., a Delaware corporation
By: /s/ Gary Restani
Its: President and COO
By: /s/ Fred Moll
Its: CEO
[Two individuals must sign on behalf of Tenant]
ADDRESS
Prior to the Commencement Date:
Hansen Medical, Inc.
380 North Bernardo Ave.
Mountain View, CA 94043
Attn: David Lundmark, Esq. VP, Intellectual Property and Legal Affairs
Phone: 650/404-5850
FAX: 650/404-5900
From and after the Commencement Date:
At the Premises